UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

IONICS, INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $1.00 par value per share, of Ionics, Incorporated

(2)	Aggregate number of securities to which transaction applies:

27,128,983, which includes 22,802,757 shares of Common Stock and options to purchase 4,326,226 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 22,802,757 shares of Common Stock multiplied by $44.00 per share and (b) in-the-money options to purchase 4,294,226 shares of Common Stock multiplied by $18.75 per share (which is the difference between $44.00 and the weighted average exercise price per share of the in-the-money options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$1,083,838,045.50

(5)	Total fee paid:

$127,567.74

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the From or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IONICS, INCORPORATED

65 Grove Street
Watertown, Massachusetts 02472-2882

January 27, 2005

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Ionics, Incorporated. The meeting is scheduled for February 22, 2005 at 1:00 P.M., EST, and will be held at Ionics’ principal offices, 65 Grove Street, Watertown, Massachusetts 02472-2882.

      At the meeting, you will be asked to approve the Merger Agreement that we entered into on November 24, 2004 with General Electric Company and Triton Acquisition Corp., an indirect wholly-owned subsidiary of GE. As a result of the Merger, Ionics will become an indirect wholly-owned subsidiary of GE. At the meeting you will also be asked to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement.

      If the Merger is completed, you will be entitled to receive $44.00 in cash, without interest, for each share of Ionics common stock that you own and you will have no ongoing ownership interest in the continuing business of Ionics. We cannot complete the Merger unless all of the conditions to closing are satisfied or waived, including the approval of the Merger Agreement by holders of at least two-thirds of the outstanding shares of Ionics common stock.

      Our board of directors carefully reviewed and considered the terms and conditions of the proposed Merger. Based on its review, the board of directors has determined that the terms of the Merger Agreement and the Merger are advisable and are in the best interests of Ionics and its stockholders.

      IONICS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

      The notice of Special Meeting of stockholders and Proxy Statement follow. Please give this material your careful attention. Please sign and return your proxy promptly, whether or not you plan to attend the Special Meeting. Your vote is very important to Ionics.

      On behalf of Ionics’ directors and officers, I wish to thank you for your interest in Ionics and urge you to vote FOR the approval of the Merger Agreement.

Sincerely,

DOUGLAS R. BROWN
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Please sign, date and return your proxy card promptly

IONICS, INCORPORATED

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 22, 2005

To the Stockholders of Ionics, Incorporated:

      Notice is hereby given that a Special Meeting of Stockholders of Ionics, Incorporated (“Ionics”) will be held at Ionics’ principal offices, 65 Grove Street, Watertown, Massachusetts 02472-2882, on February 22, 2005 at 1:00 P.M., EST, to consider and act upon proposals:

1. To approve the Agreement and Plan of Merger, dated as of November 24, 2004, among General Electric Company (“GE”), Triton Acquisition Corp., an indirect wholly-owned subsidiary of GE (“Merger Sub”), and Ionics;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

      Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

      The board of directors of Ionics has determined that the Merger is in the best interests of Ionics and its stockholders and recommends that you vote to approve the Merger Agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached Proxy Statement, which we urge you to read carefully. The board of directors of Ionics also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. We are not aware of any other business to come before the Special Meeting.

      Stockholders of record on January 3, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ionics common stock.

      Ionics has concluded that you are entitled to appraisal rights under the Massachusetts Business Corporation Act, provided that you strictly comply with the procedures in that Act as described further in the accompanying Proxy Statement.

      You should not send any certificates representing shares of Ionics common stock with your proxy card. Upon closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

      Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the Merger Agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approval of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

      No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Ionics or any other person.

By Order of the Board of Directors

STEPHEN KORN, Secretary
Ionics, Incorporated
65 Grove Street
Watertown, Massachusetts 02472-2882

January 27, 2005

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE IONICS HAS PROVIDED.

2

IONICS, INCORPORATED

65 Grove Street
Watertown, Massachusetts 02472-2882

PROXY STATEMENT

       This proxy statement (this “Proxy Statement”) is being furnished to holders of Ionics common stock in connection with the solicitation of proxies by the board of directors of Ionics, Incorporated (“Ionics”) for use at the Special Meeting of Stockholders to be held on February 22, 2005 (the “Special Meeting”) at 1:00 P.M., EST, at Ionics’ principal offices, 65 Grove Street, Watertown, Massachusetts 02472-2882, and any adjournments or postponements thereof. This Proxy Statement and the accompanying notice of Special Meeting of stockholders and form of proxy were first sent or given to stockholders on or about January 27, 2005.

      At the Special Meeting, Ionics’ stockholders will be asked to consider and vote on proposals:

1. To approve the Agreement and Plan of Merger, dated as of November 24, 2004, among General Electric Company (“GE”), Triton Acquisition Corp., an indirect wholly-owned subsidiary of GE (“Merger Sub”), and Ionics;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

      Ionics’ board of directors unanimously recommends that you vote FOR approval of each of these proposals. Please give your careful attention to the more detailed information regarding each of these proposals that appears in this Proxy Statement.

This Proxy Statement is dated January 27, 2005.

SUMMARY RELATING TO THE MERGER

      This summary highlights selected information contained in this Proxy Statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the terms of the Agreement and Plan of Merger, dated as of November 24, 2004 (the “Merger Agreement”), among General Electric Company (“GE”), Triton Acquisition Corp. (“Merger Sub”) and Ionics, Incorporated (“Ionics”), you should carefully read this entire document, including the annexes, and the other documents to which Ionics refers you.

The Companies Involved in the Merger

Ionics, Incorporated

65 Grove Street
Watertown, MA 02472-2882
(617) 926-2500
www.ionics.com

      Ionics is a leading water purification company engaged worldwide in the supply of water and related activities and the supply of water treatment equipment through the use of proprietary separations technologies and systems. Ionics’ products and services are used by it or its customers to desalt brackish water and seawater, recycle and reclaim process water and wastewater, treat water in the home, manufacture and supply water treatment chemicals and ultrapure water, process food products, and measure levels of waterborne contaminants and pollutants. Ionics’ customers include industrial companies, consumers, municipalities and other governmental entities, and utilities. Ionics’ common stock is listed on the New York Stock Exchange under the symbol “ION.” Ionics is incorporated under the laws of the Commonwealth of Massachusetts. Information contained on Ionics’ website does not constitute a part of this Proxy Statement.

General Electric Company

3135 Easton Turnpike
Fairfield, CT 06828-0001
(203) 373-2211

      GE is one of the world’s largest and most diversified industrial corporations. GE’s common stock is listed on the New York Stock Exchange under the symbol “GE.” GE is incorporated under the laws of the State of New York.

Triton Acquisition Corp.

3135 Easton Turnpike
Fairfield, CT 06828-0001
(203) 373-2211

      Merger Sub is an indirect wholly-owned subsidiary of GE and has not engaged in any business activity other than in connection with the Merger.

The Merger

The Merger

      Pursuant to the Merger Agreement, Merger Sub will merge with and into Ionics, with Ionics being the surviving corporation (the “Merger”). After the Merger, GE will own, indirectly, all of Ionics’ outstanding stock. Ionics’ stockholders will receive cash in the Merger in exchange for their Ionics common stock. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. Ionics encourages you to read the Merger Agreement carefully and fully as it is the definitive agreement that governs the Merger.

Merger Consideration (See page 42)

      If the Merger is completed, stockholders who do not exercise appraisal rights will receive $44.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Ionics common stock owned by such stockholder. After the Merger is completed, each stockholder will have the right to receive the merger consideration, but will no longer have any rights as an Ionics stockholder.

Treatment of Stock Options (See page 43)

      Holders of Ionics stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess, if any, of $44.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable.

Market Price (See page 59)

      Ionics common stock is listed on the New York Stock Exchange under the ticker symbol “ION.” On November 23, 2004, the last full trading day prior to the public announcement of the proposed Merger, Ionics common stock closed at $29.75 per share. On January 26, 2005, the last trading day prior to the date of this Proxy Statement, Ionics common stock closed at $43.71 per share. Ionics’ stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Ionics’ stock immediately prior to the effective time of the Merger.

Reasons for the Proposed Merger (See page 20)

      In the course of reaching its decision to adopt and approve the Merger and the Merger Agreement and to recommend that Ionics stockholders approve the Merger Agreement, Ionics’ board of directors considered a number of factors in its deliberations. Those factors are described below in this Proxy Statement.

Opinions of Ionics’ Financial Advisors (See page 22)

      Goldman Sachs and UBS have rendered their opinions to the Ionics board of directors that, as of November 24, 2004, and based upon and subject to the factors, assumptions, limitations and qualifications set forth therein, the $44.00 in cash per share of Ionics common stock to be received by holders of shares of Ionics common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

      The full text of the opinions of Goldman Sachs and UBS, each dated November 24, 2004, which set forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annexes B-1 and B-2 to this Proxy Statement. Ionics’ stockholders should read the opinions in their entirety. Goldman Sachs and UBS provided their opinions for the information and assistance of Ionics’ board of directors in connection with its consideration of the Merger. The Goldman Sachs and UBS opinions are not recommendations as to how any holder of shares of Ionics common stock should vote with respect to the Merger.

      Pursuant to the terms of Ionics’ engagement letters with Goldman Sachs and UBS, Ionics has agreed to pay each of them a transaction fee of approximately $4,733,000, based on the number of shares of Ionics common stock and options to purchase shares of Ionics common stock outstanding on the record date. All of the fees payable to Goldman Sachs and UBS are contingent and payable only if the Merger is completed.

Recommendation of the Ionics Board of Directors (See page 22)

      The Ionics board of directors has unanimously determined that the Merger is advisable and in the best interests of Ionics and its stockholders and unanimously recommends that Ionics’ stockholders vote FOR the approval of the Merger Agreement.

Vote Required (See page 16)

      The affirmative vote of the holders of at least two-thirds of the outstanding shares of Ionics common stock is required to approve the Merger Agreement. The Merger is not contingent upon the approval at the Special Meeting of any other proposal presented to Ionics’ stockholders.

      With the consent of Ionics’ board of directors, which was required pursuant to the Stockholders Agreement dated as of February 13, 2004 among Ionics and the former equity holders (the “Ecolochem Holders”) of Ecolochem, Inc. and its affiliated entities (the “Ecolochem Group”), certain trust entities established by and/or for the benefit of the Ecolochem Holders, which collectively hold approximately 19.2% of the outstanding shares of Ionics common stock, have entered into a Voting Agreement with GE whereby, among other things, the Ecolochem Holders agreed to vote their shares of Ionics common stock:

•	in favor of approval of the Merger Agreement and the Merger;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Ionics under the Merger Agreement;

•	against any Takeover Proposal (as defined therein); and

•	against any agreement, amendment of Ionics’ articles of organization or bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.

      To secure the performance of the Ecolochem Holders of the above agreements, the Ecolochem Holders also appointed GE and its designees as their proxy and attorney-in-fact to vote the shares of Ionics common stock held by them as set forth above. A copy of the Voting Agreement is attached as Annex C to this Proxy Statement.

Proxies, Voting and Revocation (See page 16)

      Shares of Ionics common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of Ionics common stock represented by that proxy will be voted FOR the approval of the Merger Agreement and, if necessary, FOR the approval of one or more adjournments of the Special Meeting to solicit additional proxies.

      A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	Delivering a written notice of revocation bearing a later date than the proxy to the Secretary of Ionics at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date to the Secretary of Ionics before the taking of the vote at the Special Meeting; or

•	Attending the Special Meeting and voting such shares in person. Stockholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Interests of Certain Persons in the Merger (See page 33)

      In considering the recommendation of Ionics’ board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement, the Voting Agreement and other existing agreements that will result in certain benefits to Ionics’ directors and executive officers that are not available to stockholders generally. Ionics’ board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement and the Voting Agreement described below, and the bonuses described below that were not contractually required, the arrangements described below were in existence before the discussions about the Merger began. Stockholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement.

      Stock Options. Upon the completion of the Merger, all Ionics stock options will immediately vest and become exercisable. All outstanding stock options will be converted at the effective time into the right to receive a cash payment equal to the excess, if any, of $44.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option. The following table sets forth the number of options held by Ionics’ executive officers and directors, the number of shares of Ionics common stock subject to options held by such persons that will vest as a result of the Merger and the estimated cash payment such persons will receive pursuant to the conversion of their options.

		Shares of
		Common Stock
	Shares of	Subject to		Weighted	Realizable Value
	Common	Outstanding		Average Exercise	of Options that
	Stock	Options that	Weighted	Price Per Share	Vest as a Result	Realizable Value
	Subject to	Vest as a	Average Exercise	of Options that	of the Merger at	of All Options
	Outstanding	Result of the	Price Per Share	Vest as a Result	the Closing of	at the Closing of
Name	Options	Merger	of All Options	of the Merger	the Merger	the Merger

Douglas R. Brown	468,000	350,000	$17.8418	$18.1343	$9,053,000.00	$12,242,035.00
Lyman B. Dickerson	0	0	$0	$0	$0	$0
John Curtis	240,000	150,000	$22.2229	$22.3567	$3,246,500.00	$5,226,500.00
Edward J. Cichon	120,000	52,000	$23.8325	$22.1469	$1,136,360.00	$2,420,100.00
Stephen Korn	165,000	46,000	$28.8898	$22.0795	$1,008,345.00	$2,493,175.00
Daniel M. Kuzmak	125,000	103,000	$24.3018	$23.3305	$2,128,955.00	$2,462,275.00
Alan Crosby	68,200	33,800	$25.8710	$22.3908	$730,390.00	$1,236,400.00
Anthony DiPaola	41,000	31,400	$23.1695	$22.8942	$662,722.00	$854,050.00
Michael W. Routh	65,000	41,000	$22.9390	$22.6421	$875,672.50	$1,368,962.50
Stephen L. Brown	10,000	0	$23.0540	$0	$0	$209,460.00
Kathleen F. Feldstein	14,000	0	$25.0832	$0	$0	$264,835.00
William K. Reilly	10,000	0	$23.0540	$0	$0	$209,460.00
John J. Shields	14,500	0	$25.1666	$0	$0	$273,085.00
Frederick T. Stant III	2,000	0	$25.1000	$0	$0	$37,800.00
Robert H. Temkin	2,000	0	$25.1000	$0	$0	$37,800.00
Daniel I. C. Wang	14,000	0	$25.0832	$0	$0	$264,835.00
Mark S. Wrighton	15,000	0	$25.2443	$0	$0	$281,335.00
Allen Wyett	15,000	0	$25.2443	$0	$0	$281,335.00

Note:	The table does not include stock options with an exercise price exceeding $44.00 per share of Ionics common stock.

      Stock Ownership. Many of Ionics’ officers and directors also beneficially own shares of Ionics common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 53.

      Severance Arrangements under Existing Employment Agreements. Ionics has entered into employment agreements with each of Douglas R. Brown, John F. Curtis and Lyman B. Dickerson that provide for salary and other employment terms. Each agreement also provides that if, among other events, (i) the employee terminates his employment for good cause (as defined in each employment agreement) within 24 months of a change in control or (ii) Ionics terminates the employee’s employment without cause (as defined in each employment agreement), then the employee shall receive a severance benefit equal to 18 months of his then-current base salary plus an amount equal to 1.5 times the employee’s target bonus for the fiscal year in which such termination occurs, in addition to any benefits required to be paid by law and the customary post-termination benefits in accordance with Ionics’ retirement, insurance and other benefit plans and arrangements, including any earned but unpaid bonus. On November 23, 2004, the Ionics board of directors established target bonuses for the fiscal year ending December 31, 2005 for

Messrs. Brown, Curtis and Dickerson of $600,000, $300,000 and $250,000, respectively. The severance benefits payable to Messrs. Brown, Curtis and Dickerson under these employment agreements if their employment were terminated under such circumstances would be $1,500,000, $975,000 and $750,000, respectively. As of the date of this Proxy Statement, GE has not indicated to Ionics on what basis the employment of Messrs. Brown, Curtis and Dickerson will be continued, or if it will be continued, after the completion of the Merger. As a result, Ionics is not aware of whether such severance benefits will be paid.

      Severance Arrangements under Existing Employee Retention Agreements. Ionics has entered into employee retention agreements with each of the following executive officers: Edward Cichon, Alan Crosby, Anthony DiPaola, Stephen Korn and Daniel Kuzmak. Pursuant to each such retention agreement, if within 24 months of a change in control, a successor to Ionics terminates the employee other than for cause (as defined in each retention agreement) or the employee terminates his employment for good reason (as defined in each retention agreement), then the employee is entitled to: (i) the employee’s full base salary and all other compensation due through the termination date; (ii) a lump sum severance payment equal to the sum of 200% of the average of the employee’s base salary in effect on the termination date and the two preceding calendar years, plus 200% of the average of the aggregate cash bonuses paid to the employee in the last three calendar years; (iii) any legal fees and expenses incurred in connection with the termination; and (iv) for a 24 month period after termination, life, disability, dental and group health insurance benefits substantially similar to the benefits the employee was receiving immediately prior to the termination date, unless the employee otherwise receives equivalent benefits during this period. The lump sum severance payment payable to Messrs. Cichon, Crosby, DiPaola, Korn and Kuzmak under these employment agreements if their employment were terminated under such circumstances would be $661,666, $681,666, $525,133, $825,700 and $738,667, respectively. As of the date of this Proxy Statement, GE has not indicated to Ionics on what basis the employment of Messrs. Cichon, Crosby, DiPaola, Korn and Kuzmak will be continued, or if it will be continued, after the completion of the Merger. As a result, Ionics is not aware of whether such severance payments will be made.

      Executive Bonus Payments. On November 23, 2004, the Ionics board of directors approved the payment of an aggregate of $870,000 in cash bonuses to 11 management employees with respect to the fiscal year ended December 31, 2004. These bonuses, which were paid during December 2004, included bonuses of $100,000 to each of Messrs. Brown, Curtis and Kuzmak and bonuses of $75,000 to each of Messrs. Cichon and Korn. These bonuses were in addition to the contractually required cash bonuses of $400,000 and $150,000 to Messrs. Brown and Curtis, respectively, which were also paid during December 2004.

      In addition, the Ionics board of directors approved the payment of an aggregate of up to another $630,000 in cash bonuses to Ionics’ employees (other than Messrs. Brown and Dickerson) with respect to the fiscal year ended December 31, 2004. These bonuses will be paid to employees (which may include certain executive officers), in the amounts and at the times determined by Ionics’ Chief Executive Officer. To date, Mr. Korn is the only named executive officer to receive such a bonus, which was for $25,000.

      Indemnification of Directors and Executive Officers and Insurance. The Merger Agreement provides that GE will cause Ionics, as the surviving corporation in the Merger, to indemnify Ionics’ directors and officers with respect to actions or omissions by them as such at any time prior to the Closing Date to the fullest extent permitted by Ionics’ certificate of incorporation or bylaws, any applicable contract and applicable law; provided that such persons shall not be indemnified for any criminal conduct, fraud or breach of the Merger Agreement. The Merger Agreement further provides that, after the Merger, GE will, or will cause Ionics as the surviving corporation to, provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the Merger Agreement, covered by Ionics’ directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the Merger Agreement, subject to certain limits based on the cost of providing such insurance.

      Ecolochem Escrow Agreement. In connection with Ionics’ acquisition of the Ecolochem Group on February 13, 2004, the Ecolochem Holders agreed to indemnify Ionics for losses arising from certain breaches of representations, warranties, covenants and agreements made by them in the definitive acquisition agreement. To secure a portion of the Ecolochem Holders’ indemnification obligations, $20,000,000 in cash and 490,566 shares of Ionics common stock (which constitutes only a portion of the cash and shares received by the Ecolochem Holders in the acquisition) were escrowed pursuant to the Escrow Agreement dated as of February 13, 2004 by and among Ionics and the Ecolochem Holders (the “Ecolochem Escrow Agreement”). Subject to certain limitations, on February 13, 2005, the escrow agent is required to distribute to the Ecolochem Holders any amounts held in escrow in excess of 50% of the escrowed cash and shares of Ionics common stock, less the amount of any pending claims for indemnification. Subject to certain limitations, on February 13, 2006, the escrow agent is required to distribute to the Ecolochem Holders any remaining amounts held in escrow, less the amount of any pending claims for indemnification. As of January 26, 2005, no claims for indemnification were pending.

      As consideration for the Ecolochem Holders’ agreement to enter into the Voting Agreement and to vote their shares of Ionics common stock in favor of the Merger Agreement, GE agreed that, after the completion of the Merger, any remaining amounts then held in escrow (less the amount of any pending claims for indemnification) will be distributed to the Ecolochem Holders. While the Ecolochem Holders will still be liable for indemnification claims, the escrowed amounts will be distributed to them earlier than contemplated by the Ecolochem Escrow Agreement. Lyman Dickerson, a director and executive officer of Ionics, and persons related to him beneficially own all of the cash and shares of Ionics common stock held in escrow and may be deemed to benefit from shortening the deadline for recovery of indemnification claims from the escrowed amounts and the resulting release of the cash and Ionics common stock from escrow.

Appraisal Rights (See page 36)

      Ionics has concluded that Ionics stockholders are entitled under Massachusetts law to appraisal rights in connection with the Merger. To exercise appraisal rights, an Ionics stockholder must:

•	Before the vote on the proposal to approve the Merger Agreement is taken, deliver to Ionics written notice of such stockholder’s intent to demand payment for his or her shares of common stock;

•	NOT vote in favor of the proposal to approve the Merger Agreement; and

•	Comply with other procedures as are required by Part 13 of the Massachusetts Business Corporations Act.

      A copy of the relevant sections of Part 13 of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex D.

U.S. Federal Income Tax Treatment (See page 38)

      The Merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the Merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the Merger to you.

Conditions to Closing (See page 49)

      The obligations of both GE and Ionics to complete the Merger are subject to the satisfaction or waiver of certain specified conditions.

No-Shop Provisions (See page 47)

      Ionics has agreed not to solicit, initiate or knowingly facilitate or encourage a business combination or other similar transaction with another party while the Merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the Merger is pending, except under certain specified circumstances set forth in the Merger Agreement.

Termination (See page 50)

      GE and Ionics may terminate the Merger Agreement and abandon the Merger under certain specified circumstances.

Fees (See page 51)

      The Merger Agreement requires Ionics to pay GE a termination fee in the amount of $33,000,000 if the Merger Agreement is terminated under certain specified circumstances.

Federal or State Regulatory Filings Required in Connection with the Merger (See page 39)

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Ionics and GE filed the required notification and report forms under the HSR Act with the Department of Justice and the Federal Trade Commission on December 20, 2004 and December 22, 2004, respectively, and the required waiting period expired on January 21, 2005.

      The Merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both GE and Ionics have made (or will make) additional filings as required by these foreign regulatory authorities. GE and Ionics have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the Merger.

The Special Meeting of Ionics’ Stockholders (See page 16)

      The Special Meeting will be held to consider and vote upon the proposal to approve the Merger Agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, at Ionics’ offices at 65 Grove Street, Watertown, Massachusetts 02472-2882, at 1:00 p.m., EST, on Tuesday, February 22, 2005.

      You are entitled to vote at the Special Meeting if you owned shares of Ionics common stock on January 3, 2005, the Record Date for the Special Meeting. You will have one vote at the Special Meeting for each share of Ionics common stock you owned on the Record Date. There are 22,974,248 shares of Ionics common stock entitled to be voted at the Special Meeting.

      To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the Merger Agreement.

      The approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ionics common stock on the Record Date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, requires the approval of the holders of a majority of the shares of Ionics common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Exchange of Certificates (See page 42)

      Promptly after the effective time of the Merger, Ionics stockholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of Ionics common stock in exchange for the merger consideration. Ionics stockholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When Ionics stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the merger consideration.

QUESTIONS AND ANSWERS

Q.	When and where will the Special Meeting be held?

A.	The Special Meeting will be held on February 22, 2005 at 1:00 P.M., EST, at Ionics’ principal offices, 65 Grove Street, Watertown, Massachusetts 02472-2882.

Q:	What do I need to do now? (See page 16)

A:	Ionics urges you to read carefully and consider the information contained in this Proxy Statement. In addition, you should complete, sign and date the attached proxy card and return it to Ionics, Incorporated, Proxy Services, c/o EquiServe Trust Company, N.A., P.O. Box 8078, Edison, NJ 08818-9350 in the enclosed postage-prepaid return envelope as soon as possible so that your shares of Ionics common stock may be represented at the Special Meeting.

Q:	What happens if I do not return a proxy card? (See page 17)

A:	The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the Merger Agreement.

Q:	May I vote in person? (See page 16)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, Ionics encourages you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	Can I change my vote after I have voted by proxy? (See page 16)

A:	Yes. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	Delivering a written notice of revocation bearing a later date than the proxy to the Secretary of Ionics at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date to the Secretary of Ionics before the taking of the vote at the Special Meeting; or

•	Attending the Special Meeting and voting such shares in person. Stockholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 16)

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against approval of the Merger Agreement.

Q:	What vote of the stockholders is required to approve the Merger Agreement? (See page 16)

A:	To approve the Merger Agreement, stockholders of record as of January 3, 2005 holding at least two-thirds of the outstanding shares of Ionics common stock must vote FOR the approval of the Merger Agreement. There are 22,974,248 shares of Ionics common stock entitled to be voted at the Special Meeting. Stockholders holding approximately 19.2% of the outstanding shares of Ionics common stock have entered into a Voting Agreement with GE whereby, among other things, such stockholders agreed to vote their shares of Ionics common stock held by them in favor of the Merger Agreement and appointed GE and its designees as their proxy and attorney-in-fact to vote the shares of Ionics common stock held by them in favor of the Merger Agreement.

Q:	Does Ionics’ board of directors recommend approval of the Merger Agreement? (See page 22)

A:	Yes. Ionics’ board of directors unanimously recommends that its stockholders approve the Merger Agreement. Ionics’ board of directors considered many factors in deciding to recommend the approval of the Merger Agreement. These factors are described below in this Proxy Statement.

Q:	Is the Merger contingent upon approval at the Special Meeting of any of the proposals to be voted upon at the Special Meeting other than the proposal to approve the Merger Agreement?

A:	No.

Q:	What will happen to Ionics as a result of the Merger?

A:	If the Merger is completed, Ionics will become an indirect wholly-owned subsidiary of GE.

Q:	What will happen to my shares of Ionics common stock after the Merger? (See page 42)

A:	Upon completion of the Merger, each outstanding share of Ionics common stock will automatically be canceled and will be converted into the right to receive $44.00 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of Ionics common stock after the Merger or will I receive any shares of GE common stock as a result of the Merger? (See page 42)

A:	No. You will be paid cash for your shares of Ionics common stock. Ionics’ stockholders will not have the option to receive GE common stock in exchange for their shares instead of cash.

Q:	What happens to Ionics stock options in the Merger? (See page 43)

A:	Holders of Ionics stock options will be entitled to receive a cash payment equal to the excess, if any, of $44.00 over the exercise price of such stock option multiplied by the number of shares of common stock subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable. GE will not assume any Ionics stock options as a result of the Merger.

Q:	What happens if I sell my shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the expected completion date of the Merger. If you held your shares of Ionics common stock on the record date but have transferred those shares after the record date and before the Merger, you may retain your right to vote at the Special Meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of Ionics common stock.

Q:	Will the Merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $44.00 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your Ionics shares for more than one year prior to the effective time of the Merger. You should read “The Merger — U.S. Federal Income Tax Treatment” beginning on page 38 for a more complete discussion of the federal income tax consequences of the Merger.

Q:	Am I entitled to dissenter’s or appraisal rights? (See page 36)

A:	Yes, Ionics has concluded that you are entitled under Massachusetts law to appraisal rights in connection with the Merger. To exercise appraisal rights, you must:

•	Before the vote on the proposal to approve the Merger Agreement is taken, deliver to Ionics written notice of your intent to demand payment for your shares of common stock;

•	NOT vote in favor of the proposal to approve the Merger Agreement; and

•	Comply with other procedures as are required by Part 13 of the Massachusetts Business Corporations Act.

A copy of the relevant sections of Part 13 of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex D.

Q:	Should I send in my stock certificates now? (See page 42)

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of Ionics common stock for the merger consideration of $44.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Ionics common stock.

Q:	When do you expect the Merger to be completed?

A:	Ionics is working toward completing the Merger as quickly as possible. In addition to obtaining stockholder approval, Ionics must obtain applicable regulatory approvals and satisfy all other closing conditions. However, Ionics cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of Ionics common stock? (See page 42)

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the Merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I contact if I have additional questions?

A:	For more information, you should contact Stephen Korn, Secretary, Ionics, Incorporated, 65 Grove Street, Watertown, Massachusetts 02472-2882, (617) 926-2500 or Georgeson Shareholder toll free at (877) 868-5008.

FORWARD-LOOKING STATEMENTS

      Certain statements and assumptions contained, or incorporated by reference, in this Proxy Statement relating to the closing of the Merger and other future events constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of Ionics’ outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the Merger and other matters.

      Any statements contained in this Proxy Statement, including statements to the effect that Ionics or its management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” or “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. For a detailed discussion of these and other risk factors, please refer to Ionics’ filings with the SEC on Forms 10-K, 10-Q and 8-K. You can obtain copies of Ionics’ Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of Ionics’ website at www.ionics.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

      Ionics undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

VOTING AND PROXIES

Who May Vote at the Special Meeting

      Only stockholders of record as of the close of business on January 3, 2005 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. As of the close of business on the Record Date, the outstanding stock of Ionics entitled to vote consisted of 22,974,248 shares of common stock. The holders of the outstanding shares of Ionics common stock are entitled to one vote per share with respect to each matter submitted to stockholders at the Special Meeting.

How to Vote

      Stockholders may vote in person or by proxy. Execution of a proxy will not affect a stockholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the Secretary of Ionics prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR each of the proposals. Shares of Ionics common stock represented at the Special Meeting but not voted, including shares of Ionics common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Ionics’ stockholders are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Ionics’ stockholders may vote in person at the Special Meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any Ionics’ stockholder who desires to vote in person at the Special Meeting. Ionics’ stockholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a proxy from the nominee holding the Ionics shares. In addition, such Ionics stockholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Ionics shares.

How to Change Your Vote

      A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	Delivering a written notice of revocation bearing a later date than the proxy to the Secretary of Ionics at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date to the Secretary of Ionics before the taking of the vote at the Special Meeting; or

•	Attending the Special Meeting and voting such shares in person. Stockholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Quorum and Vote Required

      The presence, in person or by properly executed proxy, of the holders of at least a majority of the issued and outstanding shares of Ionics common stock entitled to vote at the Special Meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable Ionics to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ionics common stock on the Record Date. Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.

      The proposals to be considered at the Special Meeting are of great importance to Ionics. Accordingly, you are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Abstentions and Broker Non-Votes

      Only shares affirmatively voted for the approval of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the Merger Agreement and as a vote against the proposal to grant authority to vote to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval of the Merger Agreement and will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the Merger Agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the Special Meeting.

Other Meeting Matters and Adjournment

      The Ionics board of directors does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the Merger Agreement or otherwise germane to the Special Meeting, one or more persons named in the Ionics form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Ionics’ stockholders other than the announcement of such time and place at the Special Meeting. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of at least a majority of the shares of common stock entitled to vote present, in person or by proxy, and voting at the Special Meeting although less than a quorum, is required to approve such adjournment.

Solicitation of Proxies

      The cost of solicitation of proxies will be borne by Ionics. In addition to soliciting stockholders by mail, certain of Ionics’ directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Ionics will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Ionics will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Ionics may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. Ionics has retained an independent proxy solicitation firm, Georgeson Shareholder Communications, Inc. (“Georgeson Shareholder”), to assist in soliciting proxies. Ionics has agreed to pay Georgeson Shareholder fees for proxy solicitation services in the amount of $15,000 in fixed fees plus additional fees based on the number of soliciting calls made to Ionics’ stockholders and the number of votes received as a result of such calls, plus its expenses incurred in performing such services.

Appraisal Rights

      Ionics has concluded that Ionics stockholders are entitled under Massachusetts law to appraisal rights in connection with the Merger. To exercise appraisal rights, Ionics stockholders must:

•	Before the vote on the proposal to approve the Merger Agreement is taken, deliver to Ionics written notice of such stockholder’s intent to demand payment for his or her shares of common stock;

•	NOT vote in favor of the proposal to approve the Merger Agreement; and

•	Comply with other procedures as are required by Part 13 of the Massachusetts Business Corporations Act.

      A copy of the relevant sections of Part 13 of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex D.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

      The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if Ionics believes the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

      A number of brokers with account holders who are Ionics’ stockholders will be “householding” Ionics’ proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Ionics that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Ionics, Incorporated, Attention: Director, Investor Relations, 65 Grove Street, Watertown, Massachusetts 02472-2882, or contact Ionics’ Investor Relations Department at (617) 926-2500. If your household received multiple proxy statements, but you would like to receive one set of Ionics’ proxy materials in the future:

•	If your Ionics shares are registered in your own name, please contact Ionics’ transfer agent, EquiServe LP, by phone at (781) 575-3120, or by mail to 150 Royall Street, Canton, Massachusetts 02021; or

•	If a broker or other nominee holds your Ionics shares, please contact your broker and Ionics, Incorporated, Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

      This section describes material aspects of the Merger, including the Merger Agreement. While Ionics believes that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this Proxy Statement for a more complete understanding of the Merger and the Merger Agreement.

      Ionics’ stockholders are being asked to consider and act upon a proposal to approve the Merger Agreement. The Merger Agreement provides for the acquisition of all the outstanding shares of common stock of Ionics for $44.00 in cash per share of common stock. The Merger will not be completed unless the Merger Agreement is approved.

Background of the Proposed Merger

      On April 15, 2004, Douglas R. Brown (Ionics’ President and Chief Executive Officer) and Lyman B. Dickerson (Ionics’ Vice President, Water Systems Division) met with George R. Oliver (Vice President and General Manager of Water and Process Technologies, GE Infrastructure) to discuss potential business relationships between Ionics and GE.

      On April 30, 2004, Messrs. Brown and Oliver met at Ionics. At this meeting, Mr. Brown presented information regarding Ionics’ business, operations, strategic plans and historical and projected financial performance.

      On June 10, 2004, Mr. Brown and Theodore G. Papastavros (Ionics’ retired Executive Vice President who is serving as a consultant to Ionics) met at GE Water’s offices in Minnesota with Mr. Oliver, Robert Jeffe (former Senior Vice President, Business Development of GE) and Phil Rolchigo (Technology Leader of GE Infrastructure). At this meeting, Ionics and GE presented information regarding their respective process technologies.

      On June 18, 2004, Stephen Korn (Ionics’ Vice President and General Counsel) delivered to Scott Seeley (General Counsel of GE Infrastructure) a draft confidentiality agreement. Between June 18, 2004 and July 2, 2004, Mr. Korn and representatives of Testa, Hurwitz & Thibeault, LLP (Ionics’ legal counsel) and Mr. Seeley and James R. Billingsley, Jr. (Senior Counsel — Transactions of GE Infrastructure) negotiated a reciprocal confidentiality agreement. On July 2, 2004, Ionics and GE, acting through its GE Infrastructure business unit, entered into a reciprocal confidentiality agreement.

      On July 7, 2004, Messrs. Brown and Papastavros met with William A. Woodburn (President and Chief Executive Officer of GE Infrastructure), and Mr. Oliver at Ionics. At this meeting, a range of business relationships were discussed ranging from cooperation on mobile demineralization to a merger.

      On July 22, 2004, Messrs. Brown and Woodburn met in Cambridge, Massachusetts to discuss a possible business combination between Ionics and GE.

      On August 22, 2004, Messrs. Dickerson and Oliver met in Virginia Beach, Virginia to discuss potential opportunities to work together in providing services.

      On September 23, 2004, Mr. Brown met with Messrs. Woodburn and Oliver to discuss further a possible business combination between Ionics and GE, including the structure of a possible combination and the valuation of Ionics.

      On October 7, 2004, Mr. Brown met with Messrs. Woodburn and Oliver at GE Infrastructure’s offices in Wilton, Connecticut to discuss further a possible business combination between Ionics and GE, including the structure of a possible combination, the form of the consideration and the valuation of Ionics.

      On October 27, 2004, Messrs. Brown and Woodburn met at Ionics to discuss further a potential business combination between GE and Ionics, including the structure of a possible combination, the form of the consideration and the valuation of Ionics.

      On November 1, 2004, Messrs. Brown and Dickerson met with Jeffrey Immelt (GE’s Chairman and Chief Executive Officer) and Mr. Woodburn to discuss a possible business combination between Ionics and GE, including the strategic fit of the businesses, the potential synergies resulting from such a combination and the structure and valuation of a possible combination. Messrs. Brown, Dickerson, Woodburn and Derek Feng (General Manager — Business Development of GE Infrastructure) also met to discuss diligence requirements, transaction timing and the form of consideration.

      From November 3, 2004 through November 23, 2004, representatives from GE and Weil, Gotshal & Manges LLP (GE’s legal counsel) conducted due diligence reviews of Ionics. On November 4, 2004 at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, Messrs. Brown, Dickerson, Papastavros and Korn, John F. Curtis (Ionics’ Vice President, Strategy & Operations) and Daniel M. Kuzmak (Ionics’ Vice President and Chief Financial Officer) made presentations to Messrs. Woodburn, Oliver, Feng, Seeley and other representatives from GE regarding Ionics’ business, operations, strategic plans, historical and projected financial performance, and potential synergies realizable from a business combination. Also in attendance at that meeting were representatives from Goldman Sachs and UBS (Ionics’ financial advisors) and Testa, Hurwitz & Thibeault, LLP.

      On November 11, 2004, Weil, Gotshal & Manges LLP delivered to Testa, Hurwitz & Thibeault, LLP first drafts of the Merger Agreement and the Voting Agreement. From November 15, 2004 to November 24, 2004, representatives of Ionics and GE and their respective legal counsel negotiated the terms and conditions of the proposed business combination, including the Merger Agreement. These negotiations covered all aspects of the proposed transaction. The terms of the Merger Agreement, including the consideration to be paid in the Merger to Ionics’ stockholders, were the result of arm’s-length negotiations between Ionics and GE. The consideration to be paid in the Merger to Ionics’ stockholders resulted from arm’s-length negotiations principally between Mr. Brown and representatives of GE, principally Mr. Woodburn. In negotiating the consideration to be paid in the Merger, Mr. Brown considered the form of the consideration, the premium the proposed consideration represented to the then current market price for Ionics shares, the enterprise value of Ionics based on the proposed consideration as a multiple of various estimated operating statistics, and information regarding the valuation multiples paid in other transactions, among other things. Also, from November 22, 2004 to November 24, 2004, Mr. Dickerson and GE and their respective legal counsel negotiated the terms and conditions of the Voting Agreement. GE required a voting agreement from the Ecolochem Holders as a condition to entering into the Merger Agreement. As consideration for entering into the Voting Agreement, Mr. Dickerson and the other Ecolochem Holders principally sought to have all cash and Ionics common stock held in escrow to secure a portion of their indemnification obligations to Ionics released upon completion of the Merger. For a description of the Voting Agreement, see “Voting Agreement” beginning on page 52.

      On November 24, 2004, Ionics and GE entered into the Merger Agreement. On November 24, 2004, GE, and the Ecolochem Holders entered into the Voting Agreement. Before the opening of the market on November 24, 2004, Ionics and GE jointly announced their entry into the Merger Agreement.

Reasons for the Merger

      The Ionics board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are advisable and in the best interests of Ionics and its stockholders, has unanimously adopted and approved the Merger Agreement, and has unanimously approved the transactions contemplated thereby. The Ionics board of directors unanimously recommends that holders of Ionics common stock vote FOR the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).

      In evaluating, adopting and approving the Merger Agreement and the Merger and recommending that the holders of Ionics common stock vote to approve the Merger Agreement and the transactions contemplated thereby (including the Merger), the Ionics board of directors retained Goldman Sachs and

UBS as financial advisors, consulted with Testa, Hurwitz & Thibeault, LLP, and considered a number of factors, including the following:

•	The premium that the merger consideration of $44.00 per share represented in comparison to the closing price per share of the Ionics common stock on November 22, 2004 (the last trading day prior to the date the Ionics board of directors acted on the matter) ($30.21), and the average share price of the Ionics common stock for the previous four weeks ($30.14), previous three months ($27.91), previous six months ($27.01), and previous twelve months ($27.62);

•	That the merger consideration is all cash, which provides certainty of value to Ionics’ stockholders;

•	The likelihood that the Merger will be consummated, in light of the experience, reputation and financial capability of GE and the absence of any financing condition to GE’s obligation to complete the Merger;

•	The business, financial, market and execution risks associated with remaining independent and successfully implementing Ionics’ business strategies;

•	The financial analyses of Goldman Sachs and UBS presented to the Ionics board of directors on November 23, 2004, and the opinions of Goldman Sachs and UBS delivered to the Ionics board of directors that, as of November 24, 2004, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in their respective opinions, the $44.00 in cash per share of Ionics common stock to be received by holders of shares of Ionics common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders (the full text of the opinions setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annexes B-1 and B-2 to this Proxy Statement);

•	The terms and conditions of the Merger Agreement, including:

•	The scope of the representations, warranties and covenants being made by Ionics;

•	The conditions to the consummation of the Merger, including the requirement that the Merger Agreement be approved by Ionics’ stockholders;

•	The ability of the Ionics board of directors, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to provide information to, engage in negotiations with, change its recommendation to stockholders to approve the Merger Agreement and potentially enter into a transaction with another party in connection with any unsolicited, bona fide written proposal that the Ionics board of directors determines in good faith constitutes, or is reasonably likely to result in, a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions, including if the Ionics board of directors accepts or recommends such a superior proposal, paying a $33,000,000 termination fee to GE, which is approximately 3% of the total merger consideration;

•	The terms and conditions of the Voting Agreement (to which Ionics is not a party), including the support under the Voting Agreement for the adoption of the Merger Agreement by the holders of approximately 19.2% of the outstanding shares of Ionics common stock and the automatic termination of the Voting Agreement upon the termination of the Merger Agreement, which would be important if the Ionics board of directors terminated the Merger Agreement to accept a superior proposal as permitted under the Merger Agreement; and

•	The business reputation and the substantial, liquid financial resources of GE which the Ionics board of directors believes will provide Ionics’ business with significant resources to grow and execute its growth strategy more rapidly than as a stand-alone company and the potential to penetrate existing and new markets.

      The Ionics board of directors also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including the following:

•	That Ionics will no longer exist as an independent company and its stockholders will no longer participate in Ionics’ growth or from any future increase in the value of Ionics or from any synergies that may be created by the Merger;

•	That, under the terms of the Merger Agreement, Ionics cannot solicit other acquisition proposals and must pay or cause to be paid to GE a termination fee of $33,000,000 in cash if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, including if the Ionics board of directors exercises its right to terminate the Merger Agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to Ionics’ stockholders;

•	That gains from this all-cash transaction will be taxable to Ionics’ stockholders for U.S. federal income tax purposes; and

•	That if the Merger does not close, Ionics’ officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and Ionics will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact Ionics’ operating results.

      The Ionics board of directors considered all of the above in light of Ionics’ historical and projected business, operations, assets, financial condition, operating results and cash flows and prospects.

      The Ionics board of directors also considered the interests of its directors and executive officers in the transactions contemplated by the Merger Agreement and the Voting Agreement, which are described below under “The Merger — Interests of Certain Persons in the Merger.”

      The Ionics board of directors concluded that, on balance, the potential benefits to Ionics and its stockholders of the transactions contemplated by the Merger Agreement and the Voting Agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by the Ionics board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the Ionics board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the Ionics board of directors conducted an overall analysis of the factors described above, including summaries of discussions of Ionics’ management with Ionics’ legal, financial, accounting, tax and other advisors. In considering the factors described above, individual directors may have given different weights to different factors.

Recommendation of the Ionics Board of Directors

      The Ionics board of directors unanimously recommends that you vote FOR the proposal to approve the Merger Agreement. The Ionics board of directors has unanimously determined that the Merger is advisable and in the best interests of Ionics and its stockholders.

Opinions of Ionics’ Financial Advisors

      The Ionics board of directors selected both Goldman Sachs and UBS as its financial advisors because it believed that using the two firms would assist it in obtaining the highest value for Ionics stockholders. Both firms are internationally recognized investment banking firms that have substantial experience in transactions similar to the transaction contemplated by the Merger Agreement, have significant knowledge of and prior relationships with Ionics, and have significant knowledge of the industries in which Ionics conducts business. Both firms were engaged to act as Ionics’ financial advisors at approximately the same time. Throughout the period of their engagements, both firms provided financial advice and assistance to Ionics in connection with the Merger, including assisting Ionics in analyzing the transaction; advising

Ionics with respect to the negotiations with GE, Ionics’ valuation and the terms and conditions of the transaction; and assisting in the diligence process, all of which Ionics believes helped it obtain the highest value for its stockholders. At the time of their engagements, the Ionics board of directors expected both firms to render their opinions as to the fairness, from a financial point of view, of the consideration to be paid in the Merger. At the meeting held on November 23, 2004, the Ionics board of directors requested that both firms provide their opinion as to the fairness, from a financial point of view, of the $44.00 in cash per share of Ionics common stock to be received by holders of shares of Ionics common stock pursuant to the Merger Agreement. Obtaining opinions from both firms provided additional support for the determination by the Ionics board of directors as to the fairness of the consideration to be received by Ionics’ stockholders in the Merger. Ionics benefited both from the combined expertise of the two firms, which collaborated in performing the financial analyses relating to their opinions, and the separate opinions rendered by the firms which demonstrated their independent conclusions, as further described herein, that the consideration to be received by Ionics’ stockholders in the Merger was fair as of the date of such opinions.

      At the time of the engagements of Goldman Sachs and UBS, the Ionics board of directors was informed that Goldman Sachs and UBS had provided investment banking and other services to GE and had advised other companies in connection with transactions with GE. The Ionics board of directors received assurances from each of Goldman Sachs and UBS that it had not been engaged by GE with respect to a potential transaction with Ionics. The Ionics board of directors did not consider the amount of fees for investment banking and other services paid by GE to either Goldman Sachs or UBS.

Goldman Sachs

      Goldman Sachs rendered its opinion to Ionics’ board of directors that, as of November 24, 2004 and based upon and subject to the factors and assumptions set forth in such opinion, the $44.00 in cash per share of Ionics common stock to be received by the holders of shares of Ionics common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

      The full text of the opinion of Goldman Sachs, dated November 24, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-1 hereto and incorporated herein by reference. Ionics’ stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Ionics board of directors in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Ionics common stock should vote with respect to the Merger Agreement.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Ionics for the five fiscal years ended December 31, 2003;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Ionics;

•	certain other communications from Ionics to its stockholders; and

•	certain internal financial analyses and forecasts for Ionics prepared by its management.

      Goldman Sachs also held discussions with members of the senior management of Ionics regarding their assessment of the past and current business operations, financial condition and future prospects of Ionics. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Ionics common stock, compared certain financial and stock market information for Ionics with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of Ionics’ board of directors, that the internal financial forecasts prepared by the management of Ionics were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Ionics. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Ionics or any of its subsidiaries. No evaluation or appraisal of the assets or liabilities of Ionics or any of its subsidiaries was furnished to Goldman Sachs. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Ionics. The opinion of Goldman Sachs did not address the underlying business decision of Ionics to engage in the transaction contemplated by the Merger Agreement. Except as described above, Ionics did not provide any instructions or impose any limitations on Goldman Sachs with respect to the investigations made or the procedures followed by Goldman Sachs in rendering its opinion.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Ionics in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement.

      Goldman Sachs also has provided certain investment banking and other services to Ionics and its affiliates from time to time, including having acted as financial advisor to Ionics in connection with its acquisition of Ecolochem, Inc. and its affiliates in February 2004. In 2003 and 2004, Ionics paid to Goldman Sachs an aggregate of $3,500,000 in fees for investment banking services and reimbursed Goldman Sachs for any expenses it incurred.

      Goldman Sachs has provided certain investment banking and other services to GE and its affiliates from time to time, including:

•	having acted as agent in connection with GE’s medium term note program;

•	having acted as financial advisor to GE in connection with its acquisition of Kretztechnik AG in October 2001, its acquisition of Interlogix, Inc. in February 2002, its acquisition of Telemundo Communications Group, Inc. in April 2002, its acquisition of Bravo in December 2002, its acquisition of Instrumentarium Corporation in October 2003, its acquisition of Amersham plc in April 2004 and its acquisition of ChevronTexaco Worldwide Gasification Technology Inc. in June 2004;

•	having acted as joint lead manager of the initial public offering of common stock of Genworth Financial, Inc., a subsidiary of GE, and related financings in May 2004;

•	having acted as joint bookrunning manager of an offering of GE’s common stock in May 2004;

•	having acted as financial advisor to GE Capital Corporation in connection with its acquisition of Mellon U.S. Leasing and Mellon Leasing-Manufacturer and Dealer Services in June 2001, its acquisition of Franchise Finance Corporation of America in August 2001 and its sale of Financial Guarantee Insurance Company in December 2003; and

•	having acted as underwriter in connection with a number of other financing transactions for GE and its affiliates.

As of the date of its opinion, Goldman Sachs also was providing and may provide investment banking services to GE and its affiliates in the future. GE and Goldman Sachs have informed Ionics that, in connection with the above-described services, GE has paid Goldman Sachs reasonable and customary compensation. In the future, GE may pay Goldman Sachs additional compensation for investment banking and other services.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of Ionics, GE and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      Pursuant to a letter agreement dated September 29, 2004, Ionics engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Ionics has agreed to pay Goldman Sachs a transaction fee of $3,250,000 plus 1.5% of the portion of the aggregate consideration (as defined in the letter agreement) paid in the transaction contemplated by the Merger Agreement that exceeds $40.00 per share of Ionics common stock, payable upon the completion of such transaction. Based on the number of shares of Ionics common stock and options to purchase shares of Ionics common stock outstanding on the record date, the aggregate transaction fee would be approximately $4,733,000. All of the fees payable to Goldman Sachs are contingent and payable only if the Merger is completed. In addition, Ionics has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

UBS

      UBS rendered its opinion to the Ionics board of directors that, as of November 24, 2004 and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the $44.00 in cash per share of Ionics common stock to be received by the holders of shares of Ionics common stock in the Merger was fair, from a financial point of view, to such holders.

      The full text of the opinion of UBS, dated November 24, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-2 hereto and incorporated herein by reference. Ionics’ stockholders should read the opinion in its entirety. UBS provided its opinion for the information and assistance of the Ionics board of directors in connection with its consideration of the transaction contemplated by the Merger Agreement. The UBS opinion is not a recommendation as to how any holder of shares of Ionics common stock should vote with respect to the Merger Agreement.

      In connection with rendering the opinion described above and performing its related financial analyses, UBS, among other things:

•	reviewed certain publicly available business and historical financial information and other data relating to Ionics;

•	reviewed current and historical market prices and trading volumes of the shares of Ionics common stock;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Ionics, including estimates and financial forecasts prepared by management of Ionics, that were provided to UBS by Ionics and were not publicly available;

•	conducted discussions with members of senior management of Ionics concerning the business and financial prospects of Ionics;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally comparable to those of Ionics;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which UBS believed to be generally relevant;

•	reviewed the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

      In connection with its review, with the consent of the Ionics board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and relied on such information being complete and accurate in all material respects. In addition, at the direction of the Ionics board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ionics, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Ionics board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ionics as to the future performance of Ionics. UBS assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement would be obtained without any material adverse effect on Ionics or the Merger. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, November 24, 2004.

      UBS’ opinion did not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Ionics or its underlying business decision to effect the Merger, nor did it constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger Agreement. UBS was neither asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or related documents and the obligations thereunder, or the form of the Merger. In rendering its opinion, UBS assumed, with the consent of the Ionics board of directors, that each party to the Merger Agreement would comply with all the material terms of the Merger Agreement. UBS was not authorized to solicit, and did not solicit, indications of interest in a business combination with Ionics from any party. Except as described above, Ionics did not provide any instructions or impose any limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

      UBS and its affiliates, as part of their investment banking and financial advisory business, are continuously engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

      Prior to November 24, 2004, UBS and its affiliates had provided the following investment banking services to Ionics:

•	as of November 24, 2004, UBS and its affiliates were lead arranger, administrative agent, collateral agent and swingline lender under Ionics’ credit facility, dated February 13, 2004; and

•	UBS entered into an interest rate swap transaction with Ionics in March 2004.

In 2003 and 2004, Ionics paid to UBS an aggregate of $2,277,917 in fees for such investment banking services and reimbursed UBS for any expenses it incurred.

      Prior to November 24, 2004, UBS and its predecessors and affiliates had provided investment banking services to GE. UBS and its predecessors and affiliates acted:

•	as joint and sole book-running manager, co-manager and agent for various securities offerings of GE and GE Capital Corporation, a subsidiary of GE, in the two years prior to November 24, 2004;

•	as senior co-manager for the initial public offering of common stock of Genworth Financial, Inc., a subsidiary of GE, in May 2004;

•	as senior co-manager for the public offering of convertible notes of Genworth Financial, Inc. in May 2004;

•	as financial advisor to GE in connection with the sale of Garrett Aviation Services to the Carlyle Group in July 2004; and

•	as of November 24, 2004 provided extensions of credit to GE and its affiliates in connection with certain credit facilities.

GE and UBS have informed Ionics that, in connection with the above-described services, GE has paid UBS reasonable and customary compensation. In the future, GE may pay UBS additional compensation for investment banking and other services. In the ordinary course of business, UBS, its successors and affiliates have traded, and may in the future trade, securities of Ionics or GE and their respective affiliates for their own account and the accounts of their customers, and, accordingly, may at any time hold long or short positions in such securities.

      Pursuant to a letter agreement dated September 24, 2004, Ionics engaged UBS to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Ionics has agreed to pay UBS a transaction fee of $3,250,000 plus 1.5% of the portion of the aggregate consideration (as defined in the letter agreement) paid in the transaction contemplated by the Merger Agreement that exceeds $40.00 per share of Ionics common stock, payable upon the completion of such transaction. Based on the number of shares of Ionics common stock and options to purchase shares of Ionics common stock outstanding on the record date, the aggregate transaction fee would be approximately $4,733,000. All of the fees payable to UBS are contingent and payable only if the Merger is completed. In addition, Ionics has agreed to reimburse UBS for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify UBS and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Analyses used by Goldman Sachs and UBS

      The following is a summary of the material financial analyses used by Goldman Sachs and UBS in connection with rendering the opinions described above. Goldman Sachs and UBS collaborated in performing each of the financial analyses summarized below. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and UBS. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs and UBS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of Goldman Sachs and UBS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 22, 2004 and is not necessarily indicative of current market conditions.

      Historical Stock Trading and Transaction Premium Analysis. Goldman Sachs and UBS reviewed the historical trading prices and historical trading volumes for the shares of Ionics common stock and calculated the weighted average price per share of Ionics common stock for each of the three-month, six-month, one-year and three-year calendar periods ended on November 22, 2004. The weighted average prices per share of Ionics common stock calculated by Goldman Sachs and UBS ranged from $25.57 to $27.91.

      In addition, Goldman Sachs and UBS calculated the implied premium represented by the $44.00 per share of Ionics common stock purchase price to be received by holders of such shares pursuant to the Merger Agreement based on the following trading prices for the shares of Ionics common stock:

•	the closing price on November 22, 2004, which was the last trading day before the telephonic meeting of Ionics’ board of directors at which the board of directors approved the transaction contemplated by the Merger Agreement;

•	the closing price on October 29, 2004, which was the last trading day before the meeting between GE’s and Ionics’ chief executive officers; and

•	the average closing prices for the trailing four-week, three-month, six-month and twelve-month periods as of November 22, 2004.

      The results of these calculations are reflected below:

	Price Per Share of
Day/Period	Ionics Common Stock	Implied Premium

November 22, 2004	$30.21	45.6%
October 29, 2004	$28.50	54.4%
Range of the average closing prices from the trailing four-week to trailing twelve-month periods	$27.01 to 30.14	46.0 to 62.9%

Source: FactSet as of November 22, 2004

      Selected Companies Analysis. Goldman Sachs and UBS reviewed and compared certain financial information for Ionics to corresponding financial information, ratios and public market multiples for the following selected publicly traded companies in the water technology industry:

•	BWT AG

•	Calgon Carbon Corporation

•	CUNO Incorporated

•	ESCO Technologies Inc.

•	Kurita Water Industries Ltd

•	Millipore Corporation

•	Pall Corporation

•	Severn Trent Plc

•	Zenon Environmental Inc.

      Although none of the selected companies was directly comparable to Ionics, the companies included were chosen because they are publicly traded companies with business, end markets and operations that, for purposes of analysis, could be considered similar to certain business, end markets and operations of Ionics.

      Goldman Sachs and UBS calculated and compared various public market multiples and ratios of the selected companies based on information it obtained from SEC filings and median estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts). The multiples and ratios of Ionics were based on IBES median estimates and Ionics management’s estimates. The multiples and ratios of Ionics and of the selected companies were calculated using public trading market closing prices on November 22, 2004 and using the $44.00 per share to be received by holders of Ionics common stock. With respect to Ionics and the selected companies, Goldman Sachs and UBS calculated:

•	the enterprise value, which is the value of common equity, calculated using the per share price and fully diluted shares outstanding based on each company’s latest publicly available information, plus book value of net debt, which is total debt less cash and cash equivalents, plus book value of minority interest, as a multiple of last twelve months, or LTM, sales;

•	the enterprise value as a multiple of LTM and estimated 2004 and 2005 EBITDA (earnings before interest, taxes, depreciation and amortization);

•	the enterprise value as a multiple of LTM EBIT (earnings before interest and taxes);

•	the ratio of the price per share to the estimated 2004 and 2005 EPS (earnings per share), or P/ E multiple;

•	the ratio of the estimated 2005 P/ E multiple to the five-year EPS estimated compound annual growth rate, or CAGR;

•	LTM EBITDA and EBIT margins, calculated by dividing each company’s LTM EBITDA and EBIT by its LTM sales; and

•	the dividend yield as of November 22, 2004.

      Historical financial results utilized by Goldman Sachs and UBS for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements prior to November 22, 2004. The LTM period for this analysis refers to the latest twelve-month period from the most recent publicly available information for Ionics and the selected companies as of November 22, 2004. Ionics’ financial results for the LTM period were calculated, as provided by Ionics management, on a pro forma basis to consolidate the financial performance of the Desalination Company of Trinidad and Tobago Ltd. (which we refer to as Desalcott), which Ionics began consolidating on January 1, 2004, and to account for the purchase of Ecolochem, Inc., which was completed on February 13, 2004. Ionics’ net debt utilized in this analysis, as provided by Ionics management, included debt of Desalcott which is non-recourse to Ionics. Ionics’ LTM EBITDA and EBIT, estimated 2004 and 2005 EBITDA and estimated EPS included adjustments by Ionics management for certain one-time charges. Ionics management calculated Ionics’ estimated 2004 and 2005 EPS based on average diluted shares outstanding.

      Estimates of future results used by Goldman Sachs and UBS in this analysis, for the selected companies, were based on median estimates provided by IBES and calendarized to year-end December 31, and for Ionics, were based on median estimates provided by IBES calendarized to year-end December 31 and estimates by Ionics management.

      The results of these analyses are summarized in the following tables:

	Enterprise Value Multiples

		EBITDA
	Sales				EBIT
	LTM	LTM	2004E	2005E	LTM

Selected Companies in the Water Technology Industry
Median	2.1x	12.2x	11.4x	9.9x	16.8x
Mean	2.1	12.2	12.0	10.4	18.8
Range	1.0 to 3.2	7.9 to 17.6	7.4 to 18.4	7.0 to 15.3	10.3 to 31.8
Ionics at Nov. 22, 2004 closing price
IBES	1.9	11.5	12.7	10.0	27.5
Management	1.9	11.5	11.1	8.2	27.5
Ionics at $44.00 share price
IBES	2.7	15.9	17.5	13.9	38.2
Management	2.7	15.9	15.4	11.4	38.2

	Calendarized
	P/E Multiples		2005E	LTM Margins
			PE /5-Year			Dividend
	2004E	2005E	EPS CAGR	EBITDA	EBIT	Yield

Selected Companies in the Water Technology Industry
Median	22.3x	19.0x	1.7x	17.2%	13.0%	1.1%
Mean	26.7	21.4	1.9	17.4	11.9	1.2
Range	17.4 to 47.0	14.6 to 29.1	0.5 to 3.7	7.9 to 36.7	4.2 to 21.9	0.0 to 5.3
Ionics at Nov. 22, 2004 closing price
IBES	83.9	34.7	2.6	17.0	7.1	0.0
Management	62.7	23.2	NA	17.0	7.1	0.0
Ionics at $44.00 share price
IBES	122.2	50.6	3.7	17.0	7.1	0.0
Management	91.4	33.8	NA	17.0	7.1	0.0

      Implied Transaction Multiples. Goldman Sachs and UBS calculated the $44.00 per share purchase price to be received by holders of shares of Ionics common stock pursuant to the Merger Agreement as a multiple of EPS, the fully diluted equity consideration as a multiple of Ionics’ estimated 2004 year-end book value and the enterprise value amount as a multiple of other historical and estimated financial results for Ionics as follows:

•	Sales, EBITDA and EBIT provided by Ionics management, for the LTM period ended September 30, 2004;

•	Ionics management’s estimates of sales, EBITDA, EBIT and EPS for 2004 and 2005, and estimated run-rate 2004 EBITDA calculated by Ionics management by annualizing the EBITDA for the second and third quarters of 2004; and

•	median sales, EBITDA, operating income and EPS estimates for 2004 and 2005 provided by IBES, as of November 22, 2004.

      LTM sales, EBITDA and EBIT were calculated, as provided by Ionics management, on a pro forma basis to account for the purchase of Ecolochem, Inc., which was completed on February 13, 2004, and to consolidate Desalcott’s financial performance, which Ionics began consolidating on January 1, 2004. Ionics management’s estimates and LTM figures for EBITDA, run-rate EBITDA, EBIT and EPS included adjustments by Ionics management for certain one-time charges.

      The results of these analyses are as follows:

		Actual and IBES Estimates		Management Estimates
		Transaction Multiple		Transaction Multiple

Enterprise Value/ Sales	LTM	2.7	x	—
	2004E	2.8		2.8	x
	2005E	2.8		2.7
Enterprise Value/ EBITDA	LTM	15.9		—
	2004E	17.5		15.4
	2004E Run-Rate			14.4
	2005E	13.9		11.4
Enterprise Value/ EBIT	LTM	38.2		—
	2004E	45.5		35.6
	2005E	26.5		20.6
Price/ EPS	2004E	122.2		91.4
	2005E	50.6		33.8
Diluted Equity Consideration/ Book Value	December 31, 2004E	2.0		—

      Selected Transactions Analysis. Goldman Sachs and UBS analyzed certain information relating to the following selected transactions in the water technology industry since 1999:

Date Announced	Acquiror	Target

September 2004	Danaher Corporation	Trojan Technologies Inc.
July 2004	Clayton, Dubilier & Rice, Inc.	Culligan International Company
May 2004	Siemens AG	U.S. Filter Corp. — Industrial Solutions and Services Group
February 2004	Pentair, Inc.	WICOR Industries
November 2003	Pentair, Inc.	Everpure, Inc.
November 2003	Ionics	Ecolochem, Inc.
November 2003	ITT Industries, Inc.	WEDECO AG
November 2002	GE Power Systems	Osmonics, Inc.
February 2002	Pall Corporation	U.S. Filter Corp. — Filtration and Separation Group
April 1999	Pentair, Inc.	Essef Corporation
April 1999	Danaher Corporation	Hach Company
March 1999	Vivendi	U.S. Filter Corp.

      None of the selected transactions nor the companies involved in them is directly comparable to the Merger or Ionics.

      For each of the selected transactions and for the transaction contemplated by the Merger Agreement, Goldman Sachs and UBS calculated and compared the resulting:

•	enterprise value;

•	enterprise value as a multiple of LTM sales, LTM EBITDA and LTM EBIT; and

•	implied equity value per share premium to the four-weeks prior stock price.

      For purposes of this analysis, enterprise value was calculated by determining each target company’s implied equity value and then adding the book value of each target company’s net debt and minority interest, or was obtained from other publicly disclosed information as of the respective announcement dates. LTM sales, EBITDA, EBIT, net debt and minority interest were calculated using each target company’s most recent quarterly filing with the SEC or other publicly disclosed information as of the respective announcement dates.

      The following table presents the results of this analysis:

	Enterprise Value as a Multiple of:			Implied Equity Value Per
				Share Premium to Four-
	LTM Sales	LTM EBITDA	LTM EBIT	Weeks Prior Stock Price

Median	1.5x	12.6x	18.0x	33.7%
Mean	1.8	14.3	22.6	40.3
Range	0.8 to 3.6	8.4 to 27.0	12.0 to 53.4	22.4 to 65.4
Ionics at $44 share price	2.7	15.9	38.2	58.4

Source: Public filings, news releases

      Discounted Cash Flow Analysis. Goldman Sachs and UBS performed a discounted cash flow analysis on Ionics using Ionics management’s estimates for fiscal years 2005-2010. Goldman Sachs and UBS calculated implied present values of free cash flows for Ionics for the fiscal years 2005 through 2010 using discount rates ranging from 10% to 12%. Goldman Sachs and UBS calculated the implied terminal value for Ionics using multiples ranging from 8.0x to 11.0x 2010 terminal year estimated EBITDA, which was adjusted to include cash dividends from affiliates. The implied terminal values were then discounted back to December 31, 2004 using discount rates ranging from 10% to 12%. The calculations of the implied present values of free cash flows plus the implied present value of the implied terminal value was summed by Goldman Sachs and UBS to arrive at implied enterprise values. Implied equity values were calculated by Goldman Sachs and UBS as the implied enterprise values less estimated book value of net debt (which consists of estimated total debt as of December 31, 2004, less estimated Desalcott debt that is non-recourse to Ionics, estimated cash and cash equivalents) and estimated book value of minority interest, as provided by Ionics management. Implied prices per share of Ionics common stock were calculated based on the fully diluted shares of Ionics common stock outstanding as of September 30, 2004 provided by Ionics’ management and assumes that 4.5 million options were outstanding with a weighted average strike price of $25.30 per share. For purposes of this analysis, the Ionics financial results did not consolidate Desalcott financial performance and were adjusted for certain one-time charges. Estimates of Ionics’ financial results utilized in this analysis, as well as the adjustments for certain one-time charges, were provided to Goldman Sachs and UBS by Ionics management. This analysis resulted in implied enterprise values ranging from $774 million to $1,105 million and implied per share of Ionics common stock values ranging from $28.54 to $40.95.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and UBS. In arriving at their respective fairness determinations, Goldman Sachs and UBS each separately considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, Goldman Sachs and UBS each separately made their respective determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Ionics or the contemplated transaction.

      Goldman Sachs and UBS prepared the analyses described herein for purposes of providing their respective opinions to the Ionics board of directors as to the fairness from a financial point of view to the holders of shares of Ionics common stock of the consideration to be received by such holders in the Merger contemplated by the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Ionics, Goldman Sachs, UBS or any other person assumes responsibility if future results are materially different from those forecasted.

      As described above, the respective opinions of Goldman Sachs and UBS to the Ionics board of directors were one of many factors taken into consideration by the Ionics board of directors in making its determination to approve the transaction contemplated by the Merger Agreement. Goldman Sachs and UBS were not asked to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiations between GE and Ionics. The summary contained herein does not purport to be a complete description of the analyses performed by Goldman Sachs and UBS in connection with their respective fairness opinions and is qualified in its entirety by reference to the opinion of Goldman Sachs and the opinion of UBS, attached as Annex B-1 and Annex B-2, respectively.

Interests of Certain Persons in the Merger

      In considering the recommendation of Ionics’ board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement, the Voting Agreement and other existing agreements that will result in certain benefits to Ionics’ directors and executive officers that are not available to stockholders generally. Ionics’ board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement and the Voting Agreement described below, and the bonuses described below that were not contractually required, the arrangements described below were in existence before the discussions about the Merger began. Stockholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement.

      Stock Options. In connection with the Merger, the Ionics board of directors authorized the acceleration of the vesting of options to purchase shares of Ionics common stock held by certain executive officers of Ionics and gave the chief executive officer the authority to accelerate such options. As of January 26, 2005, no such options have been accelerated.

      In addition, upon the completion of the Merger, all Ionics stock options will immediately vest and become exercisable. All outstanding stock options will be converted at the effective time into the right to receive a cash payment equal to the excess, if any, of $44.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option. The following table sets forth as of January 26, 2005, the number of shares of Ionics common stock subject to options held by Ionics’ executive officers and directors, the number of shares of Ionics common stock subject to options held by such persons that will vest as a result of the Merger and the estimated cash payment such persons will receive pursuant to the conversion of their options.

		Shares of
		Common Stock
	Shares of	Subject to		Weighted	Realizable Value
	Common	Outstanding		Average Exercise	of Options that
	Stock	Options that	Weighted	Price Per Share	Vest as a Result	Realizable Value
	Subject to	Vest as a	Average Exercise	of Options that	of the Merger at	of All Options
	Outstanding	Result of the	Price Per Share	Vest as a Result	the Closing of	at the Closing of
Name	Options	Merger	of All Options	of the Merger	the Merger	the Merger

Douglas R. Brown	468,000	350,000	$17.8418	$18.1343	$9,053,000.00	$12,242,035.00
Lyman B. Dickerson	0	0	$0	$0	$0	$0
John Curtis	240,000	150,000	$22.2229	$22.3567	$3,246,500.00	$5,226,500.00
Edward J. Cichon	120,000	52,000	$23.8325	$22.1469	$1,136,360.00	$2,420,100.00
Stephen Korn	165,000	46,000	$28.8898	$22.0795	$1,008,345.00	$2,493,175.00
Daniel M. Kuzmak	125,000	103,000	$24.3018	$23.3305	$2,128,955.00	$2,462,275.00
Alan Crosby	68,200	33,800	$25.8710	$22.3908	$730,390.00	$1,236,400
Anthony DiPaola	41,000	31,400	$23.1695	$22.8942	$662,722.00	$854,050.00
Michael W. Routh	65,000	41,000	$22.9390	$22.6421	$875,672.50	$1,368,962.50
Stephen L. Brown	10,000	0	$23.0540	$0	$0	$209,460.00
Kathleen F. Feldstein	14,000	0	$25.0832	$0	$0	$264,835.00
William K. Reilly	10,000	0	$23.0540	$0	$0	$209,460.00
John J. Shields	14,500	0	$25.1666	$0	$0	$273,085.00
Frederick T. Stant III	2,000	0	$25.1000	$0	$0	$37,800.00
Robert H. Temkin	2,000	0	$25.1000	$0	$0	$37,800.00
Daniel I. C. Wang	14,000	0	$25.0832	$0	$0	$264,835.00
Mark S. Wrighton	15,000	0	$25.2443	$0	$0	$281,335.00
Allen Wyett	15,000	0	$25.2443	$0	$0	$281,335.00

Note:	The table does not include stock options with an exercise price exceeding $44.00 per share of Ionics common stock.

      Stock Ownership. Many of Ionics’ officers and directors also beneficially own shares of Ionics common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 53.

      Severance Arrangements under Existing Employment Agreements. Ionics has entered into employment agreements with each of Douglas R. Brown, John F. Curtis and Lyman B. Dickerson that provide for salary and other employment terms. Each agreement also provides that if, among other events, (i) the employee terminates his employment for good cause (as defined in each employment agreement) within 24 months of a change in control or (ii) Ionics terminates the employee’s employment without cause (as defined in each employment agreement), then the employee shall receive a severance benefit equal to 18 months of his then-current base salary plus an amount equal to 1.5 times the employee’s target bonus for the fiscal year in which such termination occurs, in addition to any benefits required to be paid by law and the customary post-termination benefits in accordance with Ionics’ retirement, insurance and other benefit plans and arrangements, including any earned but unpaid bonus. On November 23, 2004, the Ionics board of directors established target bonuses for the fiscal year ending December 31, 2005 for Messrs. Brown, Curtis and Dickerson of $600,000, $300,000 and $250,000, respectively. The severance benefits payable to Messrs. Brown, Curtis and Dickerson under these employment agreements if their employment were terminated under such circumstances would be $1,500,000, $975,000 and $750,000, respectively. As of the date of this Proxy Statement, GE has not indicated to Ionics on what basis the employment of Messrs. Brown, Curtis and Dickerson will be continued, or if it will be continued, after the completion of the Merger. As a result, Ionics is not aware of whether such severance benefits will be paid.

      Severance Arrangements under Existing Employee Retention Agreements. Ionics has entered into employee retention agreements with each of the following executive officers: Edward Cichon, Alan Crosby, Anthony DiPaola, Stephen Korn and Daniel Kuzmak. Pursuant to each such retention agreement, if within 24 months of a change in control, a successor to Ionics terminates the employee other than for cause (as defined in each retention agreement) or the employee terminates his employment for good reason (as defined in each retention agreement), then the employee is entitled to: (i) the employee’s full base salary and all other compensation due through the termination date; (ii) a lump sum severance payment equal to the sum of 200% of the average of the employee’s base salary in effect on the termination date and the two preceding calendar years, plus 200% of the average of the aggregate cash bonuses paid to the employee in the last three calendar years; (iii) any legal fees and expenses incurred in connection with the termination; and (iv) for a 24 month period after termination, life, disability, dental and group health insurance benefits substantially similar to the benefits the employee was receiving immediately prior to the termination date, unless the employee otherwise receives equivalent benefits during this period. The lump sum severance payment payable to Messrs. Cichon, Crosby, DiPaola, Korn and Kuzmak under these employment agreements if their employment were terminated under such circumstances would be $661,666, $681,666, $525,133, $825,700 and $738,667, respectively. As of the date of this Proxy Statement, GE has not indicated to Ionics on what basis the employment of Messrs. Cichon, Crosby, DiPaola, Korn and Kuzmak will be continued, or if it will be continued, after the completion of the Merger. As a result, Ionics is not aware of whether such severance payments will be made.

      Executive Bonus Payments. On November 23, 2004, the Ionics board of directors approved the payment of an aggregate of $870,000 in cash bonuses to 11 management employees with respect to the fiscal year ended December 31, 2004. These bonuses, which were paid during December 2004, included bonuses of $100,000 to each of Messrs. Brown, Curtis and Kuzmak and bonuses of $75,000 to each of Messrs. Cichon and Korn. These bonuses were in addition to the contractually required cash bonuses of $400,000 and $150,000 to Messrs. Brown and Curtis, respectively, which were also paid during December 2004.

      In addition, the Ionics board of directors approved the payment of an aggregate of up to another $630,000 in cash bonuses to Ionics’ employees (other than Messrs. Brown and Dickerson) with respect to the fiscal year ended December 31, 2004. These bonuses will be paid to employees (which may include certain executive officers), in the amounts and at the times determined by Ionics’ Chief Executive Officer. To date, Mr. Korn is the only named executive officer to receive such a bonus, which was for $25,000.

      Indemnification of Directors and Executive Officers and Insurance. The Merger Agreement provides that GE will cause Ionics, as the surviving corporation in the Merger, to indemnify the individuals who were at or prior to the Closing Date directors or officers of Ionics with respect to actions or omissions by them as such at any time prior to the Closing Date to the fullest extent permitted by (i) Ionics’ certificate of incorporation or bylaws in effect as of November 24, 2004, (ii) any applicable contract in effect as of November 24, 2004 and (iii) applicable law; provided that such persons shall not be indemnified for any criminal conduct, fraud or breach of the Merger Agreement. The Merger Agreement further provides that, after the Merger, GE will, or will cause Ionics as the surviving corporation to provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the Merger Agreement, covered by Ionics’ directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the Merger Agreement. GE will not be required to pay an annual premium for such insurance that exceeds 150% of the annual premium that Ionics currently pays for such insurance.

      Ecolochem Escrow Agreement. In connection with Ionics’ acquisition of the Ecolochem Group on February 13, 2004, the Ecolochem Holders agreed to indemnify Ionics for losses arising from certain breaches of representations, warranties, covenants and agreements made by them in the definitive acquisition agreement. To secure a portion of the Ecolochem Holders’ indemnification obligations, $20,000,000 in cash and 490,566 shares of Ionics common stock (which constitutes only a portion of the cash and shares received by the Ecolochem Holders in the acquisition) were escrowed pursuant to the Escrow Agreement dated as of February 13, 2004 by and among Ionics and the Ecolochem Holders (the “Ecolochem Escrow Agreement”). Subject to certain limitations, on February 13, 2005, the escrow agent is required to distribute to the Ecolochem Holders any amounts held in escrow in excess of 50% of the escrowed cash and shares of Ionics common stock, less the amount of any pending claims for indemnification. Subject to certain limitations, on February 13, 2006, the escrow agent is required to distribute to the Ecolochem Holders any remaining amounts held in escrow, less the amount of any pending claims for indemnification. As of January 26, 2005, no claims for indemnification were pending.

      As consideration for the Ecolochem Holders’ agreement to enter into the Voting Agreement and to vote their shares of Ionics common stock in favor of the Merger Agreement, GE agreed that, after the completion of the Merger, any remaining amounts then held in escrow (less the amount of any pending claims for indemnification) will be distributed to the Ecolochem Holders. While the Ecolochem Holders will still be liable for indemnification claims, the escrowed amounts will be distributed to them earlier than contemplated by the Ecolochem Escrow Agreement. Lyman Dickerson, a director and executive officer of Ionics, and persons related to him beneficially own all of the cash and shares of Ionics common stock held in escrow and may be deemed to benefit from shortening the deadline for recovery of indemnification claims from the escrowed amounts and the resulting release of the cash and Ionics common stock from escrow.

Appraisal Rights

      The Massachusetts legislature adopted a new Massachusetts Business Corporation Act (the “MBCA”) in July 2004, which repealed and replaced the Massachusetts Business Corporation Law, including the provisions related to appraisal rights.

      General. Section 13.02(a) of the MBCA provides generally that stockholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. Although an exemption set forth in Section 13.02(a)(1) of the MBCA provides that stockholders are not entitled to appraisal rights in transactions similar to the Merger where cash is the sole consideration received by the stockholders, Ionics believes that certain persons or entities may have a direct or indirect material financial interest in the Merger, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger” on page 33, which renders this exemption inapplicable with respect to the Merger. Accordingly, Ionics believes its stockholders are entitled to appraisal rights under Massachusetts law.

      Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this Proxy Statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of appraisal rights.

      Notice of Intent and Demand for Payment. Any holder of Ionics common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	Before the vote to approve the Merger Agreement is taken, an Ionics stockholder electing to exercise his or her appraisal rights must deliver to Ionics written notice of such stockholder’s intent to demand payment for his or her shares if the Merger is completed. The written notice should be delivered to Stephen Korn, Secretary, Ionics, Incorporated, 65 Grove Street, Watertown, Massachusetts 02472-2882. Ionics recommends you send your notice by registered or certified mail, return receipt requested; and

•	An Ionics stockholder electing to exercise his or her appraisal rights must NOT vote in favor of the proposal to approve the Merger Agreement. If a stockholder returns a signed proxy but does not specify a vote against the proposal to approve the Merger Agreement or a direction to abstain, the proxy will be voted FOR the Merger Agreement, which will have the effect of waiving that stockholder’s appraisal rights.

      Generally, a stockholder may assert appraisal rights only if the stockholder seeks them with respect to all of the holder’s shares of common stock. Stockholders of record for more than one beneficial stockholder may assert appraisal rights with respect to fewer than all the shares registered in such stockholder’s name as holder of record, provided that such stockholder notifies Ionics in writing of the name and address of each beneficial stockholder on whose behalf such stockholder is asserting appraisal rights. For a beneficial stockholder to assert appraisal rights, such beneficial stockholder must submit to Ionics such record stockholder’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after Ionics sends out written notice to the stockholder of appraisal rights, as described below. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Appraisal Notice and Form. If the Merger Agreement is approved, within 10 days after the effective date of the Merger, Ionics will deliver a written appraisal notice and a form containing certain information to all stockholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Part 13 of the MBCA and a form that specifies the date of the first announcement to stockholders of the principal terms of the Merger. The form will require the stockholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed Merger and (ii) that the stockholder did not vote for proposal to approve the Merger Agreement. The form provided with the appraisal notice will state:

•	where the form must be returned, where certificates for shares must be deposited, and the date by which such certificates must be deposited;

•	the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the stockholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	Ionics’ estimate of the fair value of the shares;

•	that, if requested in writing, Ionics will provide within 10 days after the date on which all forms are due, the number of stockholders who have returned the forms and the total number of shares owned by such stockholders; and

•	the date by which the stockholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

      Perfection of Rights. A stockholder who wishes to exercise appraisal rights shall execute and return the form provided, with all certifications completed, and deposit such stockholder’s share certificates in accordance with the terms of the notice. Once a stockholder deposits his or her share certificates, such stockholder loses all rights as a stockholder unless the stockholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a stockholder fails to make the certification on the form that such stockholder acquired the shares before the date of the first announcement of the proposed Merger, Ionics may elect to treat those shares as “after-acquired shares,” as described below.

      Withdrawal of Appraisal Rights. A stockholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal rights and withdraw from the appraisal process by notifying Ionics in writing within 20 days after the date on which all forms were due. If the stockholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such stockholder may not thereafter withdraw without Ionics’ written consent.

      Payment. Within 30 days after the date on which the form described above is due, Ionics will pay in cash to each stockholder who has properly perfected his or her appraisal rights the amount it estimates to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each stockholder will be accompanied by:

•	Ionics’ financial statements;

•	a statement of Ionics’ estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and

•	a statement that stockholders may demand further payment if the stockholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA (as described below).

      Notwithstanding the foregoing, in the event that the stockholder is demanding payment for “after-acquired shares,” Ionics may elect to withhold payment from such stockholder. If Ionics elects to withhold payment, it must, within 30 days after the date on which the form described above is due, notify all stockholders who have “after-acquired shares”:

•	of the information in Ionics’ financial statements;

•	of Ionics’ estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;

•	that the stockholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA (described below);

•	that those stockholders who wish to accept Ionics’ offer shall notify Ionics of their acceptance within 30 days after receiving such offer; and

•	that those stockholders who do not satisfy the requirements for demanding appraisal under Section 13.26 shall be deemed to have accepted Ionics’ offer.

      Within 10 days after receiving the stockholder’s acceptance of the offer, Ionics will pay in cash the amount offered to each stockholder who agreed to accept Ionics’ offer for his or her “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares”, Ionics must pay in cash the amount offered to each stockholder who does not satisfy the requirements for demanding appraisal under Section 13.26.

      Procedure if Stockholder is Dissatisfied with Payment or Offer. Pursuant to Section 13.26, within 30 days after receipt of payment for a stockholder’s shares, a stockholder who is dissatisfied with the amount of the payment to be received shall notify Ionics in writing of that stockholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving Ionics’ offer to pay for a stockholder’s “after-acquired shares”, a stockholder holding “after-acquired shares” who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the stockholder’s stated estimate of the fair value of the shares plus interest. A stockholder’s failure to notify Ionics within such 30 day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.

      Court Proceedings. If a stockholder makes a proper and timely demand for payment that remains unsettled, Ionics will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Ionics does not commence the proceeding within the 60-day period, it will pay in cash to each stockholder the amount the stockholder demanded, plus interest.

      Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of the MBCA may result in the loss of a stockholder’s statutory appraisal rights.

Delisting and Deregistration of Ionics Common Stock

      If the Merger is completed, Ionics common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

U.S. Federal Income Tax Treatment

      The following is a discussion of the material federal income tax consequences of the Merger to holders of Ionics common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is limited to the material federal income tax aspects of the

Merger to a stockholder of Ionics who is a citizen or resident of the United States and who, on the date on which the Merger is completed, holds shares of Ionics common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Ionics common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.

      The following discussion does not address potential foreign, state, local and other tax consequences of the Merger. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the Merger.

      For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Ionics common stock for cash by each Ionics stockholder. Accordingly, the federal income tax consequences to the Ionics stockholders receiving cash will generally be as follows:

•	The stockholder will recognize a capital gain or loss upon the disposition of the stockholder’s shares of Ionics common stock pursuant to the Merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of Ionics common stock that have a holding period for tax purposes in excess of twelve months at the time such Ionics common stock is disposed of.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the Merger and the stockholder’s adjusted tax basis in the shares of Ionics common stock at the effective time of the Merger.

      Cash payments made pursuant to the Merger will be reported to Ionics stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates may apply to a stockholder who fails to supply Ionics or the paying agent selected by GE with the stockholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s federal income tax returns, or in certain other cases. Accordingly, each Ionics stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Ionics common stock. Certain Ionics stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of Ionics common stock.

      THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF IONICS COMMON STOCK. IONICS URGES YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF IONICS COMMON STOCK PURSUANT TO THE MERGER.

Federal or State Regulatory Filings Required in Connection with the Merger

      United States Antitrust. Under the HSR Act, the Merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Ionics and GE filed the required notification and report forms under the HSR Act with the Department of Justice and the Federal Trade Commission on December 20, 2004 and December 22, 2004, respectively, and the required waiting period expired on January 21, 2005.

      Other Jurisdictions. Ionics and GE each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the consummation of the Merger. Ionics and GE believe that additional filings will be required to be made in Austria, Brazil, Germany, Hungary, Ireland, Italy and South Korea. Under the regulations in Austria, Germany and Ireland, the Merger cannot be completed until the applicable approvals or expiration or termination of any applicable waiting periods have been made or expired or terminated. To date, Ionics and GE have made filings in the following jurisdictions:

Country	Date Filed

Austria	December 17, 2004
Brazil	December 15, 2004
Germany	December 23, 2004
Hungary	December 22, 2004
Ireland	December 23, 2004
Italy	January 7, 2005

      Other. Other than those described above and (i) the requirement that Ionics file this Proxy Statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, Ionics is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the Merger.

Rights Plan Amendment

      In December 1987, the Ionics board of directors adopted a Stockholder Rights Plan. On August 19, 1997, the Ionics board of directors renewed the Stockholder Rights Plan (“Renewed Rights Plan”). Under the Renewed Rights Plan, common stock purchase rights (collectively the “Rights” and individually a “Right”) were distributed as a Rights dividend on December 31, 1997 at the rate of one Right for each share of Ionics common stock held as of the close of business on that date. Neither the initial adoption of the Stockholder Rights Plan nor its renewal required stockholder approval.

      The Renewed Rights Plan is designed to prevent an acquirer from gaining control of Ionics without offering a fair price to all of Ionics’ stockholders. The Renewed Rights Plan was not adopted by the Ionics board of directors in response to any specific offer or threat, but rather is intended to protect the interests of stockholders in the event Ionics is confronted in the future with takeover tactics.

      Each Right will entitle holders of Ionics common stock to buy one share of Ionics common stock (or in certain circumstances to receive cash, property or other securities of Ionics) at an exercise price of $175, subject to adjustment. The Rights will be exercisable only after 10 business days following a public announcement that a person or group has acquired more than 15% of Ionics’ common stock (the “Stock Acquisition Date”), or 10 business days after such person or group announces a tender or exchange offer which would result in its ownership of 15% or more of Ionics’ common stock.

      If any person or group becomes the beneficial owner of 15% or more of Ionics’ common stock other than pursuant to a tender or exchange offer for all shares at a price that a majority of the independent directors determines to be fair and otherwise in the best interest of Ionics and its stockholders, then each Right not owned by such person or group will entitle its holder to purchase, at the then current exercise price of the Right, Ionics common stock (or, in certain circumstances as determined by Ionics’ board of directors, a combination of cash, property, common stock or other securities) having a value of twice the Right’s exercise price. In addition, if Ionics is involved in a merger or other business combination with another person in which its common stock is changed or exchanged, or sells or transfers more than 50% of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase, at the then current exercise price of the Right, shares of common stock of such other person having a value of twice the Right’s exercise price.

      In general, Ionics can redeem the Rights at $0.01 per Right at any time prior to ten days following the Stock Acquisition Date. The Rights will expire on August 19, 2007, unless earlier redeemed or exchanged.

      On November 17, 2003, following approval of such action by Ionics’ board of directors on November 2, 2003, the Renewed Rights Plan was amended to render the Renewed Rights Plan inapplicable to the acquisition by the Ecolochem Holders of shares of Ionics common stock in connection with the acquisition of the Ecolochem Group by Ionics and to certain post-closing transactions effected by the Ecolochem Holders with respect to such shares.

      In connection with the execution and delivery of the Merger Agreement, Ionics’ board of directors approved Amendment No. 2 (the “Rights Amendment”) to the Renewed Rights Plan on November 23, 2004. The Rights Amendment amends certain sections and definitions of the Renewed Rights Plan thereby rendering the Renewed Rights Plan inapplicable to the acquisition by GE or its affiliates of shares of Ionics common stock in connection with the Merger.

      A copy of the Renewed Rights Plan has been filed with the SEC as an exhibit to Ionics’ Current Report on Form 8-K dated August 27, 1997. A copy of Amendment No. 1 to the Renewed Rights Plan has been filed with the SEC as an exhibit to Ionics’ Current Report on Form 8-K filed with the SEC on November 26, 2003. A copy of the Rights Amendment has been filed with the SEC as an exhibit to Ionics’ Current Report on Form 8-K filed with the SEC on November 30, 2004. Copies of the Renewed Rights Plan and Amendments No. 1 and 2 to the Renewed Rights Plan are available free of charge from Ionics.

Anti-Takeover Considerations

      Ionics is subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations.” Under Chapter 110C, no offeror may make a “take-over bid” for the stock of a “target company” without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A “target company” is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a “take-over bid.” Ionics qualifies as a target company. A “take-over bid” is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company’s stock. However, a “take-over bid” does not include any bid to which the target company’s board of directors consents, if the board of directors has recommended the acceptance of the bid and the terms thereof to the stockholders. For purposes of Chapter 110C, the Ionics board of directors specifically approved and consented to the Merger and recommended the acceptance of the terms thereof to Ionics’ stockholders. Therefore, the Merger is not a “take-over bid” under Chapter 110C.

      Ionics is also subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called “Business Combination Statute”. Under Chapter 110F, a Massachusetts corporation with over 200 stockholders, such as Ionics, may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of Ionics (excluding shares held by certain affiliates of Ionics) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and at a meeting of the stockholders by the holders of at least two-thirds of the outstanding voting stock of Ionics (excluding shares held by the interested stockholder). An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of Ionics. A “business combination” includes a merger, a stock or assets sale, and other transactions resulting in a financial benefit to the stockholder. The Ionics board of directors approved the Merger, exempting the Merger from the provisions of Chapter 110F.

MERGER AGREEMENT AND OTHER RELATED AGREEMENTS

      This section of the Proxy Statement provides a summary of the Merger Agreement, which is the definitive agreement governing the Merger, and certain other agreements relating to the Merger. This summary, however, may not contain all of the information that is important to you. Ionics urges you to carefully read the Merger Agreement, which appears as Annex A to this Proxy Statement.

Merger Consideration

      Upon completion of the Merger, each outstanding share of Ionics common stock will be converted into the right to receive $44.00 in cash, without interest. The price of $44.00 per share was determined through arm’s-length negotiations between Ionics and GE. Upon completion of the Merger, no shares of Ionics common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

      Your right to receive $44.00 per share in cash, without interest, will arise automatically upon completion of the Merger. Prior to the effective time of the Merger, GE will enter into an agreement with a bank or trust company selected by GE to act as the paying agent under the Merger Agreement. GE will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of Ionics common stock.

      Promptly after the effective time of the Merger, the paying agent will mail to each record holder of shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted pursuant to the Merger Agreement, without any interest thereon. The certificates so surrendered will be canceled.

      In the event of a transfer of ownership of shares of common stock which is not registered in Ionics’ transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

      If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate:

•	if you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by GE or the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against GE or the paying agent.

      Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the Merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this Proxy Statement and such letter of transmittal.

      One hundred and eighty days after the effective time of the Merger, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of Ionics stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one hundred and eighty day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

      The cash paid to you upon conversion of your shares of Ionics common stock will be issued in full satisfaction of all rights relating to the shares of Ionics common stock.

Effect on Ionics Stock Options

      The vesting of each stock option to acquire Ionics common stock outstanding at the effective time of the Merger will be accelerated, such that upon the completion of the Merger, all such options will be fully vested and exercisable. Each outstanding stock option to acquire Ionics common stock will be converted at the effective time of the Merger into the right to receive, as soon as practicable (but in no event later than five business days) after the effective time of the Merger, a cash payment equal to the product of (1) the excess of the merger consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, whether or not then vested or exercisable.

Effective Time of the Merger

      The Merger will become effective upon the filing of articles of merger with the Massachusetts Secretary of State or at such later time as is agreed upon by GE and Ionics and specified in the articles of merger. The filing of the articles of merger will occur on the closing date (the “Closing Date”). Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the effective time of the Merger, Merger Sub, an indirect wholly-owned subsidiary of GE and a party to the Merger Agreement, will merge with and into Ionics. Ionics will survive the Merger as an indirect wholly-owned Massachusetts subsidiary of GE. If the Merger Agreement is approved by Ionics’ stockholders, the Merger will be completed as soon as all of the other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived by GE or Ionics, as applicable. These conditions are described below under “Merger Agreement and Other Related Agreements — Conditions to Closing.”

Representations and Warranties

      The Merger Agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the Merger.

      The Merger Agreement contains customary representations and warranties of Ionics as to, among other things:

•	Ionics’ organization, good standing and corporate power;

•	Ionics’ capitalization;

•	authorization, noncontravention, voting requirements;

•	governmental approvals;

•	Ionics’ SEC documents; the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	legal proceedings;

•	compliance with laws; permits;

•	accuracy of information in this Proxy Statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	government contracts;

•	title to properties;

•	intellectual property;

•	insurance;

•	opinions of financial advisors;

•	brokers and other advisors;

•	state takeover statutes; and

•	Ionics’ Renewed Rights Plan.

      In addition, the Merger Agreement contains representations and warranties by GE and Merger Sub as to, among other things, GE having the necessary corporate power and authority, and sufficient funds to complete the transactions contemplated by the Merger Agreement.

      The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this Proxy Statement.

Covenants of the Parties

Conduct of Ionics’ Business

      Ionics agreed in the Merger Agreement that, unless GE otherwise consents in writing, Ionics will carry on its business in the ordinary course, consistent with past practice, comply in all material respects with all applicable laws and the requirements of all material contracts and permits, make all voluntary disclosures deemed appropriate to governmental authorities and use commercially reasonable efforts to (i) maintain and preserve intact Ionics’ business organization and the goodwill of those having significant business relationships with Ionics, (ii) retain the services of its present officers and key employees and (iii) keep in full force and effect all material insurance policies maintained by Ionics and its subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice.

      In addition, Ionics has agreed that, subject to specified exceptions, neither Ionics nor any of its subsidiaries may, without GE’s prior written consent:

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of Ionics’ capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of Ionics’ capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of Ionics’ capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of Ionics’ capital stock, voting securities or equity interests; provided that Ionics may issue shares of its Common Stock in connection with the exercise of outstanding options;

•	redeem, purchase or otherwise acquire any of Ionics’ outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, calls, commitments, or options or any other agreements of any character to acquire any shares of Ionics’ capital stock, voting securities or equity interests;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Ionics’ capital stock or otherwise make any payments to Ionics’ stockholders in their capacity as such;

•	split, combine, subdivide or reclassify any shares of Ionics’ capital stock;

•	amend or waive any of Ionics’ rights under, or accelerate the vesting under, any provision of Ionics’ stock plans or any agreement evidencing any outstanding stock option or rights to acquire Ionics’ capital stock; provided that Ionics shall be permitted to amend its Amended and Restated 1997 Stock Incentive Plan or any agreements granted thereunder, as well as certain other option agreements in order to allow any such outstanding options to be exchanged for cash upon the completion of the Merger;

•	incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, or enter into a “keep well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ionics or any of its subsidiaries, except for, among other things, borrowings in the ordinary course of business under existing credit agreements;

•	sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (or voluntarily permit to become subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction)) any of Ionics’ material properties or assets (including securities of its subsidiaries) to any person;

•	make any capital expenditures, except in the ordinary course of business consistent with past practice and in compliance with the Credit Agreement dated as of February 13, 2004 between Ionics and the parties thereto (the “Credit Agreement”);

•	make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other entity, business or division;

•	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to Ionics’ employees in the ordinary course of business consistent with past practice) to, any entity other than a wholly-owned subsidiary and other than investments, loans or advances required by certain contracts existing as of November 24, 2004 and consumer finance-related loans for the purchase of home water treatment equipment and other related equipment not exceeding $40 million in the aggregate outstanding at any one time;

•	enter into, terminate or amend (1) certain build-own-operate or operation and maintenance agreements (other than in the ordinary course of business consistent with past practice), (2) any joint venture agreement or (3) certain material contracts;

•	enter into any other material contract;

•	terminate or amend the Stockholders Agreement or Escrow Agreement each dated February 13, 2004 among Ionics and the parties thereto;

•	enter into or extend the term or scope of any contract that restricts Ionics or any of its subsidiaries or affiliates from engaging in any line of business or in any geographic area;

•	amend or modify the engagement letters with Goldman Sachs and UBS;

•	enter into any contract that would be breached by, or require the consent of any party to continue in full force following, the completion of the Merger;

•	release any person from, modify or waive any provision of any confidentiality, standstill or similar agreement;

•	take any action to render certain state anti-takeover statutes inapplicable to any transaction (other than the Merger) or any person (other than GE or Merger Sub);

•	except as required by the Merger Agreement, amend or modify the Renewed Rights Plan;

•	seek or obtain any waiver or modification of Section 6.10 of the Credit Agreement;

•	enter into any sales representative or distribution contract with respect to sales outside North America which is not terminable within one year of November 24, 2004;

•	increase the compensation of any Ionics director, officer or employee;

•	enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate;

•	make, change or revoke any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	make any changes (other than immaterial changes made in the ordinary course of business) in financial or tax accounting methods, principles, policies or practices or change an annual accounting period, except insofar as may be required by generally accepted accounting principles or applicable law or in connection with Ionics’ efforts to enhance its and its subsidiaries’ internal controls over financial reporting;

•	amend Ionics’ charter documents or the charter documents of Ionics’ subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in accordance with their terms;

•	settle or compromise any litigation or proceeding in which Ionics or any of its subsidiaries is a defendant that is material to Ionics and its subsidiaries taken as a whole, other than the class action lawsuit titled Deckler v. Ionics, et. al., which may be settled in accordance with the Memorandum of Understanding dated July 29, 2004; or

•	agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger not to be satisfied.

      The covenants in the Merger Agreement relating to the conduct of Ionics’ business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct of Business of the Company” in Annex A to this Proxy Statement.

Employee Benefits

      GE has agreed in the Merger Agreement to cause Ionics (as its wholly-owned subsidiary after the Merger) to provide Ionics’ employees, for a period of at least one year following the closing of the Merger, with pay and benefits, other than Ionics’ stock option or stock purchase plans, that are substantially comparable in the aggregate to those provided by Ionics to its employees as of November 24, 2004. Ionics’ employees will also be provided credit for prior service under applicable employee benefit plans. GE has also agreed that it will, or it will cause Ionics (as its wholly-owned subsidiary after the Merger) to, assume the obligations under specified existing employment and severance agreements.

Other Covenants

      The Merger Agreement contains a number of other covenants, including covenants relating to:

•	preparation of this Proxy Statement and holding of the Special Meeting;

•	recommendation by Ionics’ board of directors that its stockholders approve the Merger Agreement;

•	use of reasonable best efforts to consummate the Merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the Merger;

•	compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	public announcements;

•	access to information;

•	notification of communications from governmental authorities or claims relating to the Merger or breaches of representations and warranties, breaches of covenants and certain other matters;

•	indemnification and insurance;

•	securityholder litigation;

•	environmental matters; and

•	registration of transfers of stock certificates for shares of Ionics common stock held by certain stockholders party to the Voting Agreement.

No-Shop Provisions

      Ionics has agreed, prior to the Merger becoming effective, to certain limitations on Ionics’ ability to take action with respect to other potential acquisition transactions. Ionics has agreed to terminate any discussions or negotiations with any person with respect to a Takeover Proposal (as defined below). In addition, except as set forth below, Ionics has agreed to not directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal;

•	participate in any discussions or negotiations with any third party regarding any Takeover Proposal;

•	enter into any agreement related to any Takeover Proposal;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to GE, the board of directors’ recommendation that Ionics’ stockholders approve the Merger Agreement;

•	approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

•	approve or recommend or propose publicly to approve or recommend, or cause or authorize Ionics or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal.

      Notwithstanding these Limitations:

•	if after November 24, 2004, Ionics’ board of directors receives an unsolicited, bona fide written Takeover Proposal that was made after November 24, 2004 in circumstances not involving a breach of the Merger Agreement and the board of directors determines in good faith that such Takeover

Proposal is reasonably likely to result in a Superior Proposal (as defined below) and with respect to which the board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Ionics’ stockholders under Massachusetts law, then Ionics may (but only prior to obtaining stockholder approval of the Merger), after providing GE not less than 24 hours written notice of Ionics’ intention to take such actions: (1) furnish information to the person making such Takeover Proposal, but only after such person enters into a customary confidentiality agreement with Ionics that is no less favorable in any material respect to Ionics than its confidentiality agreement with GE, (2) participate in discussions and negotiations with such person regarding such Takeover Proposal and (3) enter into the confidentiality agreement contemplated by (1) above;

•	Ionics’ board of directors may withdraw or modify its recommendation that its stockholders approve the Merger Agreement, or recommend a Takeover Proposal, if the board determines in good faith, after reviewing applicable provisions of Massachusetts law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to Ionics’ stockholders under Massachusetts law; and

•	if Ionics’ board of directors receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of the Merger Agreement and that the board determines in good faith constitutes a Superior Proposal, the board of directors may, in response to such Superior Proposal and within a set timeframe, cause Ionics to enter into a definitive agreement with respect to such Superior Proposal; however, in such circumstances, Ionics would be required to pay a $33,000,000 termination fee to GE as described below under “Merger Agreement and Other Related Agreements — Fees and Expenses.”

      Prior to responding to an unsolicited Takeover Proposal, Ionics must give GE notice of the Takeover Proposal. Ionics must also provide GE with copies of any written materials received from or on behalf of the person making the Takeover Proposal and shall keep GE fully informed of all material developments regarding the Takeover Proposal. Ionics must furnish GE with simultaneous copies of any non-public information that Ionics provides to the person that made such unsolicited Takeover Proposal.

      Under the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from anyone (other than GE and its subsidiaries) or any group relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Ionics’ assets and those of its subsidiaries equal to 15% or more of Ionics’ consolidated assets or to which 15% or more of Ionics’ consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of Ionics’ equity securities;

•	tender offer or exchange offer that if completed would result in any person or group beneficially owning 15% or more of any class of Ionics’ equity securities; or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, or similar transaction involving Ionics or any of its subsidiaries.

      Under the Merger Agreement, “Superior Proposal” means a Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of Ionics’ equity securities or all or substantially all of Ionics’ assets and those of its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which Ionics’ board of directors determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to Ionics’ stockholders from a financial point of view than the Merger, taking into account at the time of determination any changes to the Merger Agreement proposed by GE in writing and the ability of the entity making such proposal to complete the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Conditions to Closing

      The parties’ obligations to complete the Merger are subject to the following conditions:

•	the approval of the Merger Agreement by the requisite vote of Ionics’ stockholders;

•	the expiration or termination of the waiting period under the HSR Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals; and

•	no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the Merger or makes the completion of the Merger illegal.

      GE’s and Merger Sub’s obligations to complete the Merger are also subject to the following conditions:

•	Ionics’ representations and warranties must be true and correct as of the date of the Merger Agreement and the date of the closing of the Merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ionics, and its representation regarding capitalization must be true, except for immaterial inaccuracies, as of the date of the Merger Agreement and the Closing Date;

•	Ionics must have performed in all material respects all of its obligations under the Merger Agreement;

•	since the date of the Merger Agreement, there must not have been any material adverse effect on Ionics;

•	there must not be any action, investigation, proceeding or litigation pending or threatened by any governmental entity, nor any law, injunction, judgment or ruling in effect, that would be reasonably likely to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of Ionics’ shares by GE or Merger Sub or the completion of the Merger, (2) impose limitations on the ability of GE to effectively exercise full rights of ownership of Ionics or (3) result in a governmental investigation for the purpose of imposing criminal sanctions or result in certain damages on GE or the surviving corporation in the Merger;

•	appraisal rights shall not have been exercised by Ionics’ stockholders with respect to more than five percent of the issued and outstanding shares of Ionics common stock immediately prior to the Closing Date; and

•	since the date of the Merger Agreement, neither Ionics’ Chief Executive Officer nor its Chief Financial Officer shall have failed to provide the necessary certifications under the Sarbanes-Oxley Act of 2002.

      The Merger Agreement provides that a “material adverse effect” on Ionics means any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition of Ionics and its subsidiaries taken as a whole; provided that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect:

•	any change, event, occurrence or state of facts relating to the U.S. or global economy, financial markets or political conditions in general or any of the industries in which Ionics operates in general, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity (in each case to the extent not disproportionately affecting Ionics and its subsidiaries taken as a whole);

•	any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of the Merger Agreement or any of the transactions contemplated thereunder;

•	any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by Ionics or its subsidiaries with GE’s express written consent or in accordance with the express written instructions of GE or as otherwise expressly required or specifically permitted to be taken by Ionics or its subsidiaries pursuant to the terms of the Merger Agreement;

•	any change in Ionics’ stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts; and

•	any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after November 24, 2004.

      A “material adverse effect” on Ionics shall be deemed to have occurred if, and only if, the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) has resulted in or would reasonably be expected to result in liability to GE or its subsidiaries (including Ionics or its subsidiaries) or Ionics’ diminution in value (including Ionics’ subsidiaries), however arising, of $110,000,000 or more in the aggregate.

      Ionics’ obligation to complete the Merger is also subject to the following conditions:

•	GE’s and Merger Sub’s representations and warranties must be true and correct as of the date of the Merger Agreement and as of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GE’s ability to complete the Merger; and

•	GE and Merger Sub must have performed in all material respects all of their respective obligations under the Merger Agreement.

Termination

      The Merger Agreement may be terminated at any time prior to the closing of the Merger:

•	by mutual written consent of Ionics and GE;

•	by either Ionics or GE if:

•	the Merger is not completed by August 1, 2005; provided a party may not so terminate the Merger Agreement if the Merger shall not have been completed primarily due to a party’s breach or failure to perform any of its representations, warranties, covenants or agreements under the Merger Agreement;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that enjoins, restrains, prevents or prohibits the completion of the Merger or makes the completion of the Merger illegal; provided that a party may not so terminate the Merger Agreement if such restraint was primarily due to the failure of such party to perform any of its representations, warranties, covenants or agreements under the Merger Agreement;

•	the required vote of Ionics’ stockholders is not obtained to approve the Merger Agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof;

      by GE if:

•	Ionics breaches a representation, warranty, covenant or agreement in the Merger Agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and Ionics’ ability to cure such breach;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that (1) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of Ionics’ shares by GE or Merger Sub or the completion of the Merger, (2) imposes limitations on the ability of GE to effectively exercise full rights of ownership of Ionics or (3) results in a governmental investigation for the purpose of imposing criminal sanctions or results in certain damages on GE or the surviving corporation in the Merger;

•	Ionics enters into an agreement relating to a Takeover Proposal, or Ionics’ board of directors (1) shall have withdrawn or modified, in a manner adverse to GE, its recommendation that its stockholders approve the Merger Agreement or its approval of the Merger, (2) shall have approved or recommended to its stockholders a Takeover Proposal or (3) shall not have rejected any bona fide written or publicly announced offer for a Takeover Proposal within 10 days of the making thereof;

      by Ionics if:

•	GE breaches a representation, warranty, covenant or agreement in the Merger Agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and GE’s ability to cure such breach; and

•	(1) Ionics has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (2) Ionics’ stockholders have not approved the Merger Agreement and (3) concurrently Ionics enters into a definitive agreement providing for a Superior Proposal; provided that Ionics pays the termination fee described below to GE.

Fees and Expenses

      Pursuant to the Merger Agreement, whether or not the Merger is completed, all fees and expenses incurred in connection with the Merger Agreement, the Voting Agreement, the Merger or the transactions related thereto shall be paid by the party incurring such fees or expenses, other than filing fees relating to anti-trust filings with governmental authorities, which shall be paid entirely by GE. However, Ionics must pay to GE an amount equal to $33,000,000 if the Merger Agreement is terminated for any of the following reasons:

•	(1)(a) the Merger is not completed by August 1, 2005 (and at the time of such termination the stockholder meeting to approve the Merger has not been held), (b) the required vote of Ionics’ stockholders is not obtained to approve the Merger Agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof or (c) Ionics breaches a representation, warranty, covenant or agreement in the Merger Agreement, or any representation or warranty shall have become untrue so that a closing condition is not satisfied, (2) prior to such termination, any person or group shall have made or publicly announced an intention to make a Takeover Proposal and (3) Ionics enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal within twelve months of the date the Merger Agreement is terminated;

•	Ionics enters into an agreement relating to a Takeover Proposal, or Ionics’ board of directors (1) shall have withdrawn or modified, in a manner adverse to GE, its recommendation that its stockholders approve the Merger Agreement or its approval of the Merger, (2) shall have approved or recommended to its stockholders a Takeover Proposal or (3) shall not have rejected any bona fide written or publicly announced offer for a Takeover Proposal within 10 days of the making thereof; or

•	(1) Ionics has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (2) Ionics’ stockholders have not approved the Merger Agreement and (3) concurrently Ionics enters into a definitive agreement providing for a Superior Proposal.

Voting Agreement

      In connection with the execution of the Merger Agreement and with the consent of Ionics’ board of directors (which was required pursuant to that certain Stockholders Agreement dated as of February 13, 2004 by and among Ionics and the Ecolochem Holders), GE and the Ecolochem Holders (who collectively own a total of 4,402,646 shares of Ionics common stock, or approximately 19.2% of the outstanding shares of Ionics common stock) entered into a Voting Agreement dated as of November 24, 2004 (the “Voting Agreement”) pursuant to which the Ecolochem Holders:

•	agreed to vote their shares of Ionics common stock (a) in favor of the approval of the Merger Agreement and the transactions contemplated thereunder, (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of Ionics in the Merger Agreement, (c) against any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Ionics or any other Takeover Proposal and (d) against any agreement, amendment of Ionics articles of organization or bylaws or other action that could be reasonably expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger;

•	appointed, to secure the performance by the Ecolochem Holders of the Voting Agreement, GE and its designees as the Ecolochem Holders’ proxy and attorney-in-fact to vote their shares of Ionics common stock (a) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereunder, (b) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Ionics under the Merger Agreement, (c) against any Takeover Proposal and (d) against any agreement, amendment of Ionics’ articles of organization or bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger;

•	agreed not to (a) other than pursuant to the Merger, sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the Transfer of, any shares of Ionics common stock owned by any Ecolochem Holder (or any interest therein), (ii) deposit any shares of Ionics common stock owned by any Ecolochem Holder into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any shares of Ionics common stock owned by an Ecolochem Holder, (iii) commit to do any of the foregoing or (iv) take any action that would make any representation or warranty of an Ecolochem Holder set forth in the Voting Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying an Ecolochem Holder from performing any of its obligations under the Voting Agreement, subject to certain exceptions;

•	agreed to certain limitations on the solicitation of Takeover Proposals;

•	consented to and approved the actions taken by Ionics’ board of directors to approve the Merger Agreement, the transactions related thereto and the Voting Agreement;

•	waived and agreed not to exercise or assert any appraisal or similar rights, if any, in connection with the Merger; and

•	made certain representations and warranties.

      In the Voting Agreement, GE:

•	made certain representations and warranties; and

•	agreed that after the completion of the Merger, it would amend the definition of the “Cut-Off Time” as used in the Escrow Agreement, such that the Cut-Off Time shall become the effective time of the completion of the Merger. While Ionics could still make indemnification claims against the Ecolochem Holders, the effect of this amendment would be to shorten the deadline for Ionics to recover for such claims from the Escrowed Funds from February 13, 2006 to the effective time of the completion of the Merger. Mr. Lyman Dickerson, a director and executive officer of Ionics, and persons related to him beneficially own the cash and shares of Ionics common stock held in escrow and may be deemed to benefit from shortening the deadline for recovery of indemnification claims from the escrowed amounts and the resulting release of the cash and Ionics common stock from escrow.

      A copy of the Voting Agreement is attached as Annex C to this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table lists as of February 16, 2004, except for information regarding General Electric Company and the Dickerson trusts which is updated as of December 3, 2004, the number of shares of Ionics common stock beneficially owned by stockholders known by Ionics to own more than five percent of such common stock outstanding and the percentage ownership of such class, based on a total of 22,974,248 shares of Ionics common stock outstanding as of January 3, 2005:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

General Electric Company	4,402,648	(1)	19.2%
3135 Easton Turnpike
Fairfield, CT 06828-0001
FMR Corporation	2,480,100	(3)	10.8%
Edward C. Johnson, III(2)
Abigail P. Johnson(2)
82 Devonshire Street
Boston, MA 02109
Lyman B. Dickerson	2,452,830	(4)	10.7%
Lyman Dickerson Irrevocable Trust, Dated July 1, 1991
Lyman B. Dickerson Revocable Trust, Dated September 9, 1996
Lyman B. Dickerson Qualified Grantor Retained Annuity Trust #1
Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson
Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson
2855 NW 75th Avenue
Miami, FL 33122
T. Rowe Price Associates, Inc.	2,289,900	(5)	10.0%
T. Rowe Price Small-Cap Stock Fund, Inc.
100 East Pratt Street
Baltimore, MD 21202
Douglas G. Dickerson	1,949,818	(6)	8.5%

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

Douglas G. Dickerson Revocable Trust, Dated June 22, 1988
Douglas Dickerson Irrevocable Trust No. 3 Dated July 1, 1991
Douglas G. Dickerson Qualified Grantor Retained Annuity Trust #1
Douglas G. Dickerson Qualified Grantor Retained Annuity Trust #2
Douglas Dickerson Irrevocable Trust No. 3 FBO Meredith D. Walthall
Douglas Dickerson Irrevocable Trust No. 3 FBO Paige L. Dickerson
Douglas Dickerson Irrevocable Trust No. 3 FBO Douglas G. Dickerson
Richard Dickerson Revocable Trust Dated March 5, 1993
Richard Dickerson Irrevocable Trust No. 3 Dated July 1, 1991
Richard Dickerson Irrevocable Trust No. 3 FBO Courtney B. Dickerson
Richard Dickerson Irrevocable Trust No. 3 FBO Andrew G. Dickerson
Richard Dickerson Irrevocable Trust No. 3 FBO Ryan C. Dickerson
Richard Dickerson Irrevocable Trust No. 3 FBO Kimberly D. Nikki
Richard Dickerson Irrevocable Trust No. 3
FBO Richard C. Dickerson, Jr. 1204 Kamichi Court Virginia Beach, VA 23451
Advisory Research, Inc.	1,404,600	(7)	6.1%
180 North Stetson Street, Suite 5780
Chicago, IL 60601
Dimensional Fund Advisors Inc.	1,223,595	(8)	5.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90801

(1)	Includes all shares of Ionics common stock owned by the Dickerson family trusts as described in footnotes (4) and (6) below. Pursuant to the Voting Agreement, the Dickerson family trusts appointed GE and its designees as their proxy and attorney-in-fact to vote shares of Ionics common stock held by such trusts (a) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereunder, (b) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Ionics under the Merger Agreement, (c) against any Takeover Proposal and (d) against any agreement, amendment of Ionics’ articles of organization or bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. As a result, GE may be deemed to beneficially own the shares owned by the Dickerson family trusts. GE has no power to direct the disposition of and has no pecuniary interest in these shares.

(2)	Edward C. Johnson, III, is Chairman of FMR Corporation and owns 12% of its aggregate outstanding voting stock. Abigail P. Johnson is a director of FMR Corporation and owns 24.5% of its aggregate outstanding voting stock. The Johnson family may be deemed to form a controlling group with respect to FMR Corporation.

(3)	Includes 1,064,700 shares of Ionics common stock held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corporation, as a result of acting as an investment adviser to various investment companies. Mr. Johnson and FMR Corporation each has sole dispositive power over these 1,064,700 shares; however neither of them has sole power to vote these shares, which resides with the boards of trustees of the investment companies. Also includes 828,900 shares of Common Stock beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corporation, as a result of its service as investment manager for certain institutional accounts. Mr. Johnson and FMR Corp each has sole dispositive and voting power over these 828,900 shares. Also includes 586,500 shares beneficially owned by Fidelity International Limited (“FIL”). FIL has sole dispositive and voting power over these 586,500 shares. Although a partnership controlled by the Johnson family owns 39.89% of the voting stock of FIL, FMR Corporation and FIL have indicated on Amendment No. 2 to Schedule 13G filed with the SEC on February 16, 2004 that they are not acting as a group for the purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and that they are not required to attribute to each other the beneficial ownership of securities beneficially owned by the other entity. However, FMR Corporation has voluntarily included the shares held by FIL for purposes of such Schedule 13G filing as if they were beneficially owned by FMR Corporation.

(4)	Includes 1,946,926 shares of Ionics common stock held by The Lyman B. Dickerson Qualified Grantor Retained Annuity Trust #1, 216,324 shares held by The Lyman B. Dickerson Revocable Trust dated September 9, 1996, 130,311 shares held by The Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson, 130,311 shares held by The Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson and 28,958 shares held by The Lyman Dickerson Irrevocable Trust dated July 1, 1991. Lyman B. Dickerson is the sole Trustee of The Lyman B. Dickerson Qualified Grantor Retained Annuity Trust #1 and The Lyman Dickerson Revocable Trust dated September 9, 1996 and has sole voting and sole dispositive power over the shares held by each trust. Lyman B. Dickerson has no voting power and shared dispositive power over the shares held by The Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson, The Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson and the Lyman Dickerson Irrevocable Trust dated July 1, 1991. The independent trustee of the Lyman Dickerson Irrevocable Trusts, Charles C. Kline, has sole voting power and shared dispositive power as to all shares held by The Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson, The Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson and The Lyman Dickerson Irrevocable Trust dated July 1, 1991.

(5)	Includes sole voting power as to 350,200 shares of Ionics common stock and sole dispositive power as to all 2,289,900 shares. T. Rowe Price Associates, Inc. has no shared voting power or shared dispositive power as to any of these shares. T. Rowe Price Small-Cap Stock Fund, Inc. has sole voting power as to 1,150,000 shares and has no shared voting power, sole dispositive power or shared dispositive power as to any of these shares.

(6)	Includes 183,163 shares of Ionics common stock held by The Douglas G. Dickerson Revocable Trust dated June 22, 1988, 14,479 shares held by The Douglas Dickerson Irrevocable Trust No. 3 dated July 1, 1991, 338,324 shares held by the Douglas G. Dickerson Qualified Grantor Retained Annuity Trust #1, 338,324 shares held by the Douglas G. Dickerson Qualified Grantor Retained Annuity Trust #2, 33,540 shares held by The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Meredith D. Walthall, 33,540 shares held by The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Paige L. Dickerson, 33,539 shares held by The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Douglas G Dickerson, II, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Courtney B. Dickerson, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Andrew G. Dickerson, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Ryan C. Dickerson, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Kimberly D.

Nikki, 20,123 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Richard C. Dickerson, Jr., 14,479 shares held by The Richard Dickerson Irrevocable Trust No. 3 dated July 1, 1991 and 859,811 shares held by the Richard Dickerson Revocable Trust dated March 5, 1993. Mr. Douglas Dickerson has the sole voting and dispositive power as to the shares held by the Douglas G. Dickerson Revocable Trust dated June 22, 1988, The Douglas G. Dickerson Qualified Grantor Retained Annuity Trust #1 and The Douglas G. Dickerson Qualified Grantor Retained Annuity Trust #2; has shared voting and dispositive power together with Marguerite W. Dickerson, co-trustee, as to the shares held by the Richard Dickerson Revocable Trust dated March 5, 1993; and has shared dispositive power together with Frederick T. Stant, III, independent trustee, as to the shares held by the Richard Dickerson Irrevocable Trust No. 3 dated July 1, 1991, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Meredith D. Walthall, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Paige L. Dickerson, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Douglas G Dickerson, II and the Douglas Dickerson Irrevocable Trust No. 3 dated July 1, 1991. Mr. Douglas Dickerson has no voting power with respect to any shares held by the Richard Dickerson Irrevocable Trust No. 3 dated July 1, 1991, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Meredith D. Walthall, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Paige L. Dickerson, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Douglas G Dickerson, II and the Douglas Dickerson Irrevocable Trust No. 3 dated July 1, 1991. Mr. Stant has sole voting power with respect to the shares held by the Richard Dickerson Irrevocable Trust No. 3 dated July 1, 1991, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Meredith D. Walthall, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Paige L. Dickerson, The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Douglas G Dickerson, II and the Douglas Dickerson Irrevocable Trust No. 3 dated July 1, 1991.

(7)	Includes sole voting power and sole dispositive power as to all 1,404,600 shares of Ionics common stock. Advisory Research, Inc. has no shared voting power or shared dispositive power as to any of these shares.

(8)	Includes sole voting power and sole dispositive power as to all 1,223,595 shares of Ionics common stock. Dimensional Fund Advisors, Inc. has no shared voting power or shared dispositive power as to any of these shares.

      The following table sets forth as of January 26, 2005 the number of shares of Ionics common stock beneficially owned by each of the directors, the Chief Executive Officer and each of the four most highly compensated executive officers of Ionics, other than the Chief Executive Officer, who were serving as executive officers as of January 26, 2005, and all directors and executive officers of Ionics as a group and the percentage ownership of such class, based on a total of 22,974,248 shares of Ionics common stock outstanding as of January 3, 2005. Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(#)		of Class

Douglas R. Brown	276,031	(1)	1.2%
Stephen L. Brown	13,255	(2)	*
Lyman B. Dickerson	2,452,830	(3)	10.7%
Kathleen F. Feldstein	19,030	(4)	*
William K. Reilly	12,770	(5)	*
John J. Shields	25,750	(6)	*
Frederick T. Stant, III	232,738	(7)	1.0%
Robert H. Temkin	2,784	(8)	*
Daniel I.C. Wang	21,713	(9)	*
Mark S. Wrighton	26,272	(10)	*
Allen S. Wyett	27,000	(11)	*
John Curtis	100,000	(12)	*
Stephen Korn	121,825	(13)	*
Daniel M. Kuzmak	23,712	(14)	*
All directors and executive officers as a group (18 persons)	3,506,797	(15)	15.4%

#	The number of shares of Common Stock deemed outstanding as of the Record Date for each individual includes shares of Common Stock outstanding on such date owned by such individual and all shares of Common Stock subject to stock options held by such individual exercisable as of such date or within 60 days after such date.

*	Less than 1%

(1)	Includes 124,000 shares which Mr. Douglas Brown has the right to acquire pursuant to the exercise of stock options.

(2)	Includes 10,000 shares which Mr. Stephen Brown has the right to acquire pursuant to the exercise of stock options.

(3)	Includes 1,946,926 shares of Ionics common stock held by The Lyman B. Dickerson Qualified Grantor Retained Annuity Trust #1, 216,324 shares held by The Lyman B. Dickerson Revocable Trust dated September 9, 1996, 130,311 shares held by The Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson, 130,311 shares held by The Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson and 28,958 shares held by The Lyman Dickerson Irrevocable Trust dated July 1, 1991. Lyman B. Dickerson is the sole Trustee of The Lyman B. Dickerson Qualified Grantor Retained Annuity Trust #1 and The Lyman Dickerson Revocable Trust dated September 9, 1996 and has sole voting and sole dispositive power over the shares held by each trust. Lyman B. Dickerson has no voting power and shared dispositive power over the shares held by The Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson, The Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson and the Lyman Dickerson Irrevocable Trust dated July 1, 1991. The independent trustee of the Lyman Dickerson Irrevocable Trusts, Charles C. Kline, has sole voting power and shared dispositive power as to all shares held by The Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson, The Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson and The Lyman Dickerson Irrevocable Trust dated July 1, 1991.

(4)	Includes 16,000 shares which Ms. Feldstein has the right to acquire pursuant to the exercise of stock options.

(5)	Includes 10,000 shares which Mr. Reilly has the right to acquire pursuant to the exercise of stock options.

(6)	Includes 20,500 shares which Mr. Shields has the right to acquire pursuant to the exercise of stock options.

(7)	Includes 2,000 shares which Mr. Stant has the right to acquire pursuant to the exercise of stock options. Also includes 14,479 shares held by The Douglas Dickerson Irrevocable Trust No. 3 dated July 1, 1991, 33,540 shares held by The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Meredith D. Walthall, 33,540 shares held by The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Paige L. Dickerson, 33,539 shares held by The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Douglas G Dickerson, II, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Courtney B. Dickerson, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Andrew G. Dickerson, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Ryan C. Dickerson, 20,124 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Kimberly D. Nikki, 20,123 shares held by The Richard Dickerson Irrevocable Trust No. 3 f/b/o Richard C. Dickerson, Jr. and 14,479 shares held by The Richard Dickerson Irrevocable Trust No. 3 dated July 1, 1991. Mr. Stant, as the independent trustee of each of the above trusts, has the sole power to direct the voting, and the shared power to direct the disposition, of the shares of Common Stock held by these trusts. However, he has no pecuniary interest in these shares.

(8)	Includes 2,000 shares which Mr. Temkin has the right to acquire pursuant to the exercise of stock options.

(9)	Includes 18,000 shares which Mr. Wang has the right to acquire pursuant to the exercise of stock options.

(10)	Includes 21,000 shares which Mr. Wrighton has the right to acquire pursuant to the exercise of stock options. Shares are beneficially held by Mark S. Wrighton, trustee of the Mark S. Wrighton Revocable Trust U/ A dated September 4, 1998.

(11)	Includes 21,000 shares which Mr. Wyett has the right to acquire pursuant to the exercise of stock options.

(12)	Includes 90,000 shares which Mr. Curtis has the right to acquire pursuant to the exercise of stock options.

(13)	Includes 119,000 shares which Mr. Korn has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 1,602 shares in the 401(k) Plan for the account of Mr. Korn.

(14)	Includes 22,000 shares which Mr. Kuzmak has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 1,712 shares in the 401(k) Plan for the account of Mr. Kuzmak.

(15)	Assumes exercise of options held by the group for all 1,288,300 shares and that such shares are outstanding.

      The information provided in the above footnotes concerning beneficial ownership in the 401(k) Plan is derived from Plan information as of December 15, 2004.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

      Ionics common stock is traded on the New York Stock Exchange under the ticker symbol “ION.” This table shows, for the periods indicated, the high and low closing price per share for Ionics common stock as reported by the New York Stock Exchange.

	Ionics Common
	Stock

	High	Low

Year ending December 31, 2005
First Quarter (through January 26, 2005)	43.85	43.17
Year ended December 31, 2004
First Quarter (quarter ended 3/31/04)	$33.02	$23.60
Second Quarter (quarter ended 6/30/04)	$29.40	$23.07
Third Quarter (quarter ended 9/30/04)	$28.75	$24.65
Fourth Quarter (quarter ended 12/31/04)	$43.48	$26.47
Year ended December 31, 2003
First Quarter (quarter ended 3/31/03)	$24.60	$15.70
Second Quarter (quarter ended 6/30/03)	$24.82	$16.00
Third Quarter (quarter ended 9/30/03)	$28.37	$20.04
Fourth Quarter (quarter ended 12/31/03)	$33.25	$24.23

      The high and low trading price per share for Ionics common stock as reported by the New York Stock Exchange on January 26, 2005, the last trading day prior to the date of this Proxy Statement were $43.75 and $43.67, respectively.

      On January 3, 2005, Ionics common stock was held of record by 951 stockholders.

      Ionics has not declared or paid any dividends on its capital stock previously and, in addition, is limited under its existing lending arrangements from paying cash dividends. Historically, Ionics has retained earnings, if any, to support the development of its business. Payment of future dividends, if any, will be at the discretion of Ionics’ board of directors after taking into account various factors, including Ionics’ financial condition, operating results and current and anticipated cash needs. Following the Merger, Ionics common stock will not be traded on any public market.

OTHER MATTERS

      As of this time, the Ionics board of directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters. Discretionary authority, if conferred by the enclosed proxy, will include authority to vote on matters concerning which Ionics did not receive timely notice pursuant to the provisions of Ionics’ By-laws. For a further description of these matters, see “Merger Agreement and Other Related Agreements — Stockholder Proposals”.

Adjournments

      The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of Ionics common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Ionics is soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the Merger Agreement. Ionics’ board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

      Ionics’ 2005 Annual Meeting of Stockholders is presently scheduled to be held on May 3, 2005. The 2005 Annual Meeting of Stockholders will only be held if the Merger is not completed. Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders were due by January 2, 2005, for inclusion in Ionics’ proxy statement and proxy for that meeting, except that if the date of the 2005 Annual Meeting of Stockholders is changed by more than 30 calendar days from the presently expected date, Ionics must receive such proposal within a reasonable time before the Ionics board of directors makes its proxy solicitation.

      Under Ionics’ By-laws, stockholder proposals submitted for action at the 2005 Annual Meeting of Stockholders but not proposed for inclusion in Ionics’ proxy statement must be given to the Secretary of Ionics not less than 80 nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Therefore, stockholders who wish to make a proposal at the 2005 Annual Meeting of Stockholders (other than one that will be included in Ionics’ proxy materials) must notify Ionics no later than February 14, 2005 and no earlier than January 5, 2005. In the case of a Special Meeting of stockholders, or in the event the Annual Meeting is called for a date more than 60 days prior to the anniversary date, a stockholder must give such notice no later than 20 days following the date on which notice of the meeting date was mailed or publicly disclosed. Stockholder proposals for nomination of candidates to the Ionics board of directors are subject to similar time constraints. Articles V and VII of Ionics’ By-laws contain certain requirements for the content of such proposals.

EXPENSES AND SOLICITATION

      The cost of solicitation of proxies will be borne by Ionics. In addition to soliciting stockholders by mail, certain of Ionics’ directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Ionics will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Ionics will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Ionics may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. Ionics has retained an independent proxy solicitation firm, Georgeson Shareholder, to assist in soliciting proxies. Ionics has agreed to pay Georgeson Shareholder fees for proxy solicitation services in the amount of $15,000 in fixed fees plus additional fees based on the number of soliciting calls made to Ionics’ stockholders and the number of votes received as a result of such calls, plus its expenses incurred in performing such services.

WHERE YOU CAN FIND MORE INFORMATION

      Ionics, Incorporated files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Ionics files with the SEC at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Ionics’ SEC filings are also available to the public from the SEC’s Internet site at “http://www.sec.gov”. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      All information contained in this Proxy Statement relating to Ionics has been supplied by Ionics and all information contained herein relating to GE and Merger Sub has been supplied by GE.

      You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated January 27, 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

By Order of the Board of Directors

STEPHEN KORN,
Secretary

Watertown, Massachusetts

January 27, 2005

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of November 24, 2004
among
GENERAL ELECTRIC COMPANY,
TRITON ACQUISITION CORP.
and
IONICS, INCORPORATED

TABLE OF CONTENTS — (Continued)

TABLE OF CONTENTS — (Continued)

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2004 (this “Agreement”), is among General Electric Company, a New York corporation (“Parent”), Triton Acquisition Corp., a Massachusetts corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Ionics, Incorporated, a Massachusetts corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

      WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted and approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

      WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein; and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, 02110, unless another place is agreed to in writing by the parties hereto.

      SECTION 1.3     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the Commonwealth of Massachusetts articles of merger, executed in accordance with the relevant provisions of the MBCA (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

      SECTION 1.4     Effects of the Merger. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the

Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.5     Articles of Organization and By-laws of the Surviving Corporation.

      (a) The articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such articles of organization shall be the articles of organization of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

      (b) At or prior to the Effective Time, the Company shall cause its by-laws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit B, and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

      SECTION 1.6     Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.7     Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of organization and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

      SECTION 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $44.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

      SECTION 2.2     Surrender of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the “Paying

Agent”). Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Such funds provided to the Paying Agent are referred to herein as the “Payment Fund”.

      (b) Payment Procedures. Promptly (but in any event within five (5) Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

      (c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

      (e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

      (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

      SECTION 2.3     Company Stock Options.

      (a) To the extent not inconsistent with contractual rights, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Option, each Option outstanding immediately prior to the Effective Time shall be cancelled and terminated or converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon (but in any event within five (5) business days) after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and to the terms of any agreement or instrument evidencing the grant of any Options issued other than pursuant to the Company Stock Plans, and use its best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

      (b) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

      SECTION 2.4     Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

      SECTION 2.5     Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:

      SECTION 3.1     Organization, Standing and Corporate Power.

      (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted, except where the failure of any such Subsidiary to be duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or state of facts which has had or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the U.S. or global economy, financial markets or political conditions in general or any of the industries in which the Company operates in general, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity (in each case under this clause (1) to the extent not disproportionately affecting the Company and its Subsidiaries taken as a whole); (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions; (3) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by the Company or its Subsidiaries with Parent’s express written consent or in accordance with the express written instructions of Parent or as otherwise expressly required or specifically permitted to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (4) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect); and (5) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement. A “Company Material Adverse Effect” shall be deemed to have occurred if, and only if, the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) has resulted in or would reasonably be expected to result in liability to Parent or its Subsidiaries (including for the purposes hereof, the Company or its Subsidiaries) or diminution in the value of the Company (including its Subsidiaries), however arising, of $110,000,000 or more in the aggregate.

      (b) Exhibit 21.0 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and, to the Knowledge of the Company, all the outstanding shares of capital stock, or other equity interests, owned by the Company in each Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and all the outstanding shares of capital stock, or other equity interests, owned by the Company in each Joint Venture, are owned directly or indirectly by the Company, with the exception of liens granted in favor of UBS AG, Stamford Branch, as the Administrative Agent and Collateral Agent, pursuant to the Credit Agreement dated February 13, 2004 by and among the Company and the other parties thereto (as in effect on the date hereof and as amended with Parent’s consent in accordance with this Agreement, the “Credit Agreement”), free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, “Liens”). Except as set forth in Exhibit 21.0 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

      (c) The Company has made available to Parent complete and correct copies of its articles of organization and by-laws (the “Company Charter Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”), are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2002.

      SECTION 3.2     Capitalization.

      (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on November 22, 2004, (i) 22,787,807 shares of Company Common Stock were issued and outstanding (no shares of Company Common Stock were held by the Company in its treasury), (ii) 4,916,840 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 3,492,117 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans) and (iii) 880,000 shares of Company Common Stock were reserved for issuance under outstanding Options granted other than pursuant to the Company Stock Plans. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of November 23, 2004, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. Since November 22, 2004, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding Options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

      (b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

      SECTION 3.3     Authority; Noncontravention; Voting Requirements.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

      (b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) adopted and approved this Agreement and approved the Transactions, including the Merger, and (ii) resolved to recommend that stockholders of the Company adopt and approve this Agreement (the “Company Board Recommendation”).

      (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or a Designated BOO/ MSA, or any Permit (other than Environmental Permits).

      (d) The affirmative vote (in person or by proxy) of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

      SECTION 3.4     Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement or consummate the Transactions.

      SECTION 3.5     Company SEC Documents; Undisclosed Liabilities.

      (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2003 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

      (b) At the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). At the time they are filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents to be filed after the date hereof will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

      (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act). The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the “SOxA”). All of the statements contained in such certifications are complete and correct as of the dates thereof. As of the date of the Company’s most recent Quarterly Report on Form 10-Q, the Company’s principal executive officer and its principal financial officer disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data (each a “Financial Control Weakness”) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

      (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company’s proxy statement dated April 1, 2004, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      (e) Between January 1, 2003 and the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the Company’s Knowledge any of their employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Between January 1, 2003 and the date hereof, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

      (f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2004 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the

Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) that are not material to the Company and its Subsidiaries taken as a whole, (iv) arising in the ordinary course of business pursuant to Contracts disclosed on the Company Disclosure Schedule or that are not required to be disclosed on the Company Disclosure Schedule pursuant to the terms of this Agreement or (v) incurred after the date hereof in accordance with Section 5.2.

      SECTION 3.6     Absence of Certain Changes or Events. Between the Balance Sheet Date and the date hereof, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date hereof (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

      SECTION 3.7     Legal Proceedings. Except as disclosed in the Filed Company SEC Documents, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, including, in each case, in connection with an alleged violation of (i) applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State (“Export Control Requirements”), or (ii) the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable Law regarding illegal payments and gratuities (collectively with the FCPA, “Improper Payment Laws”).

      SECTION 3.8     Compliance With Laws; Permits.

      (a) The Company and its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures, are (and since January 1, 2002 have been) in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of the Joint Ventures, or any of their properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and the prohibition of improper payments). Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has made or has been ordered to make any payment in respect of any Governmental Damages. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries or any of the Joint Ventures, any of their material properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and Improper Payment Laws). None of the Company, its Subsidiaries or any of their respective Affiliates nor, to the Knowledge of the Company, any of the Joint Ventures (i) is conducting as of the date hereof any internal investigation with respect to any alleged act or omission, or (ii) has made between January 1, 2002 and the date hereof or is planning to make a voluntary disclosure to any Governmental Authority with respect thereto.

      (b) The Company and each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Ventures, hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, “Permits”). The Company and its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures, are (and since January 1, 2004 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2004, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. To the Knowledge of the Company, the consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to any of the Joint Ventures.

      SECTION 3.9     Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

      SECTION 3.10     Tax Matters.

      (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid. For purposes of this Section 3.10(a), “other material Tax Returns” means any and all Tax Returns (other than income and franchise Tax Returns) for which Taxes that are due and payable (whether or not shown due) exceed $25,000.

      (b) The Company has made a valid election under Section 338(h)(10) of the Code (including filing all forms, elections, selling shareholder consents and other filings required to be filed as of the date hereof and as of the Closing Date to effect a valid election under Section 338(h)(10) of the Code) to treat the Company’s acquisition of Ecolochem, Inc., a Virginia corporation, as a taxable acquisition of assets for federal income tax purposes.

      (c) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

      (d) The Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1996. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

      (e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

      (f) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

      (g) The Company has made, or will make within 30 days of the date hereof, available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its Subsidiaries.

      (h) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code during the 5-year period ending on the Closing Date.

      (i) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      SECTION 3.11     Employee Benefits and Labor Matters.

      (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

      (b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all non-written material agreements relating to the Company Plans.

      (c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or

“disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan; provided that this sentence is subject to the Knowledge of the Company to the extent that any Company Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.

      (d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law.

      (e) Neither the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA (“ERISA Affiliates”) has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. Parent will not have by reason of the consummation of the Transactions any additional material obligation or liability (contingent or otherwise) (i) with respect to any Multiemployer Plan, or (ii) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).

      (f) With respect to each Company Plan that is not intended to qualify under Section 401 of the Code providing for post-employment benefits (unless all liabilities under such plan are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any of its Subsidiaries), the Company has made available to Parent separately as to each such plan as of December 31, 2003: (i) a statement of the liabilities under such plan (as determined using actuarial assumptions consistent with U.S. GAAP (regardless of whether U.S. GAAP applies), (ii) a list of all assets of such plan, (iii) the amount of any book reserves or other amounts set aside for payment of liabilities arising under such plan, and (iv) the amount or a description of any undisclosed liabilities arising under such plan.

      Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, each Company Plan primarily covering current or former employees of the Company or any of its Subsidiaries is funded through assets held in a trust or similar funding vehicle, insurance, annuity contracts or similar agreements, or amounts reserved on the financial statements of the Company or any of its Subsidiaries such that the liabilities arising under such plan (as calculated using actuarial assumptions and methods consistent with U.S. GAAP regardless of whether U.S. GAAP applies) are fully satisfied or provided for. Each Company Plan complies in all material respects with all applicable Laws and to the extent such plan is intended or required to register with any Governmental Authority such plan is and has been properly registered.

      (g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents for the period ending as of the Closing Date and for the three preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on such balance sheets. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

      (h) There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Company Plan.

      (i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Title IV Plan in a distress termination, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.

      (j) No liability under any Company Plan is funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by a nationally recognized rating agency.

      (k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

      (l) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

      (m) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

      (n) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other similar law, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements, and (iii) at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

      (o) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) except as set forth in Sections 2.1 and 2.3, result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) except as set forth on Section 3.11 of the Company Disclosure Schedule, result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

      (p) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

      (q) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan.

      (r) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

      (s) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since September 1, 2003.

      SECTION 3.12     Environmental Matters.

      (a) Except for those matters that (together with the matters referred to in Section 3.12(e)) have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $2,000,000 or in the aggregate in excess of $6,000,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries or any of their respective predecessors; (C) neither the Company, its Subsidiaries or any of their respective predecessors has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company, any of its Subsidiaries or any of their respective predecessors or any property to or at which the Company, any of its Subsidiaries or any of their respective predecessors transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities; (E) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit; and (F) there have been no Releases of Hazardous Materials on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company, its Subsidiaries, or any of their respective predecessors. The matters set forth in Section 3.12(a) of the Company Disclosure Schedule, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

      (b) The Company has made available complete copies of all environmentally related audits, studies, reports, analyses and results of investigations in the possession of the Company or any of its Subsidiaries or any of their respective representatives that have been performed by third parties since March 1, 2003 with respect to currently or previously owned, leased or operated properties of the Company, any of its Subsidiaries or their respective predecessors.

      (c) (i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), (ii) there is no investigation known to the Company, nor any action pending or, to the knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.

      (d) The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters.

      (e) Except as set forth in the environmental reports listed on Schedule 3.12(e), and for those matters that (together with the matters referred to in Section 3.12(a)) have not resulted and would not reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, individually in excess of $2,000,000 or in the aggregate in excess of $6,000,000, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

      (f) Neither the Company, its Subsidiaries, nor any of their respective predecessors has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company or business that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

      (g) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

      SECTION 3.13     Contracts.

      (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents: (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) [Intentionally omitted], (C) Contract with any director, officer or other Affiliate of the Company (except for Contracts described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2004 or included as exhibits in the Filed Company SEC Documents), (D) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries (other than letters of credit issued under the Credit Agreement), (E) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (F) voting agreement, (G) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (H) Contract (other than customer, client or supply Contracts or Joint Ventures or BOO/ MSAs) that involve consideration (whether or not measured in cash) of greater than $5,000,000, (I) “standstill” or similar agreement in effect as of the date hereof, or (J) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with the Contracts listed on Schedule 3.13(a) under the heading “Joint Venture Agreements” (the “Joint Venture Agreements”) any and all other Contracts of such type entered into in accordance with Section 5.2 and the Contracts filed as exhibits to the Filed Company SEC Documents or referred to in the parenthetical included in clause (C) above, each a “Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

      (b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has any bid outstanding as of the date of this Agreement that, if accepted or awarded, would result in a Loss Contract. For purposes of this Agreement, “Loss Contract” means any Contract with a value in excess of $10,000,000 in which, at the time of its execution, billings to the customer over the course of the Contract’s stated term are, to the Knowledge of the Company, expected to be less than the costs of the Company to perform such Contract.

      (c) Each of the Material Contracts and each of the Designated BOO/ MSAs is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries is in default under any Material Contract or any Designated BOO/ MSA, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiaries party thereto. Except as disclosed in the Filed Company SEC Documents, to the Knowledge of the Company, no other party to any Material Contract or any Designated BOO/ MSA is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or any Designated BOO/ MSA, received any notice of breach or default under any Material Contract or any Designated BOO/ MSA which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract or any Designated BOO/ MSA.

      (d) To the Knowledge of the Company, each of the Joint Ventures’ material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Joint Venture party thereto, subject to the Bankruptcy and Equity Exception. To the Knowledge of the Company, none of the Joint Ventures is in material default under any of its material Contracts, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by a Joint Venture party thereto. To the Knowledge of the Company, no other party to any of the Joint Ventures’ material Contracts is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. To the Knowledge of the Company, none of the Joint Ventures has received any notice of termination or cancellation under any of its material Contracts, received any notice of material breach or material default under any of its material Contracts which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any of its material Contracts.

      SECTION 3.14     Government Contracts. In connection with the business of the Company and its Subsidiaries and the Joint Ventures, since January 1, 2000, (a) none of the Company or its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures, has been debarred or suspended from participation in the award of Contracts with any Governmental Authority; and (b) to the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or the Joint Ventures.

      SECTION 3.15     Title to Properties. The Company and its Subsidiaries (i) have good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents).

      SECTION 3.16     Intellectual Property.

      (a) The Company and its Subsidiaries are the sole and exclusive owner of, or have a valid and continuing right to use, sell and license, as the case may be, all Intellectual Property and Technology (“Intellectual Property Rights”) used, sold or licensed by the Company and its Subsidiaries, as applicable, in the business of the Company and its Subsidiaries as presently conducted.

      (b) To the Knowledge of the Company, the products and operation of the business of the Company and its Subsidiaries and the use of the Intellectual Property Rights owned by the Company and its Subsidiaries in connection therewith, do not infringe, constitute an unauthorized use of, or violate any

Intellectual Property of any third party. The Intellectual Property owned by or licensed to the Company and its Subsidiaries includes all of the Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses have been since January 1, 2003, and are currently being, conducted.

      (c) Except with respect to licenses of commercial off-the-shelf Software, neither the Company nor any of its Subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business.

      (d) Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed.

      (e) Neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis.

      (f) To the Knowledge of the Company, no non-public, proprietary Intellectual Property Rights have actually been disclosed by the Company or any of its Subsidiaries to any third party other than pursuant to a non-disclosure agreement that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property Rights.

      (g) The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property Rights, and have not received written notice of any such threatened claim. To the Knowledge of the Company, there are no facts or circumstances which management reasonably believes are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights.

      (h) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

      SECTION 3.17     Insurance. All material insurance policies of the Company and its Subsidiaries (the “Policies”) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.

      SECTION 3.18     Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. (“Goldman Sachs”) and UBS Securities LLC (“UBS”), each dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to such stockholders (the “Fairness Opinions”).

      SECTION 3.19     Brokers and Other Advisors. Except for Goldman Sachs and UBS, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent correct and complete copies of the Company’s engagement letter with each of Goldman Sachs and UBS, which letters describe all fees payable to Goldman Sachs and UBS, as the case may be, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Goldman Sachs and UBS (the “Engagement Letters”).

      SECTION 3.20     State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 110C, 110D and 110F of the Massachusetts Corporation-Related Laws) applicable to the Company is applicable to the Merger, the Voting Agreement or the other Transactions. The action of the Company’s Board of Directors in adopting and approving this Agreement, the Merger and the other Transactions has rendered Sections 110C, 110D and 110F of the Massachusetts Corporation-Related Laws inapplicable to this Agreement, the Voting Agreement and the Transactions.

      SECTION 3.21     Company Rights Plan. The Company has taken all actions necessary to (a) render the Renewed Rights Agreement, dated as of August 19, 1997, between the Company and Equiserve Trust Company, as rights agent (as amended, the “Company Rights Agreement”), inapplicable to this Agreement, the Voting Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as a result of this Agreement, the Voting Agreement or the Transactions contemplated hereby and (ii) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the Voting Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to the Company:

      SECTION 4.1     Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

      SECTION 4.2     Authority; Noncontravention.

      (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

      (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the articles of organization or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

      SECTION 4.3     Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.4     Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of such Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.5     Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      SECTION 4.6     Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

      SECTION 4.7     Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

      SECTION 5.1     Preparation of the Proxy Statement; Stockholder Meeting.

      (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect to the Proxy Statement as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and, if required, a copy of the written opinions of Goldman Sachs and UBS referred to in Section 3.18. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) except as required by Massachusetts law, the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger unless otherwise required by Law.

      SECTION 5.2     Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and make all voluntary disclosures deemed appropriate to Governmental Authorities and (z) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it, (ii) retain the services of its present officers and key employees, and (iii) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement and except that the Company shall amend the Company’s Amended and Restated 1997 Stock Incentive Plan or any agreements evidencing the grant of Awards (as such term is defined therein) thereunder in order to provide that any outstanding Awards shall be exchanged for cash upon consummation of the Merger as contemplated by Section 2.3 hereof;

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company or its Subsidiaries in the ordinary course of business under the Company’s or any of its Subsidiaries’ existing credit agreements listed on Section 3.13(a) of the Company Disclosure Schedule or filed as an exhibit to the Filed Company SEC Documents and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility, (B) the issuance of letters of credit as contemplated by the Credit Agreement in the ordinary course of business and (C), borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or borrowings by the Company or a direct or indirect wholly owned Subsidiary of the Company from a direct or indirect wholly owned Subsidiary of the Company;

(c) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, (C) dispositions of excess equipment or obsolete or worthless assets or (D) sales of properties or assets (excluding securities of Subsidiaries) in an amount not in excess of $500,000 in the aggregate;

(d) make any capital expenditures, except in the ordinary course of business consistent with past practice and in compliance with the Credit Agreement;

(e) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company and other than (i) such investments, loans or advances required by Contracts existing on the date of this Agreement set forth on Section 5.2(f) of the Company Disclosure Schedule and (ii) consumer finance related loans for the purchase of home water treatment equipment and other related equipment that do not exceed $40 million in the aggregate outstanding at any one time (including any such loans outstanding on the date hereof);

(g) (i) enter into, terminate or amend (other than immaterial amendments) any (1) Designated BOO/ MSA (other than in the ordinary course of business consistent with past practice), (2) any Joint Venture Agreement, or (3) any Material Contract of the type described in clause (A) or (D) of Section 3.13(a) or any partnership or joint venture agreement; (ii) enter into any other Material Contract; (iii) terminate or amend the Stockholders Agreement dated as of February 13, 2004 among the Company and the stockholders party thereto or the Escrow Agreement dated as of February 13, 2004 among the Company, the other entities and persons listed on Annex A thereto and the Escrow Agent thereunder; (iv) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area; (v) amend or modify the Engagement Letters; (vi) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions; (vii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement other than in connection with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii); (viii) take any action to render the restrictive provisions of Sections 110C, 110D and 110F of the Massachusetts Corporation-Related Laws or the Company Rights Agreement inapplicable to any transaction (other than the Transactions) or any Person (other than Parent and Merger Sub) other than in connection with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii); (ix) except as required by this Agreement or in connection with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii), amend or modify in any way the Company Rights Agreement; (x) seek or obtain any waiver or modification of Section 6.10 of the Credit Agreement; or (xi) enter into any sales representative or distribution Contract which Contract is with respect to sales outside North America and is not terminable by the Company within one (1) year of the date hereof. Nothing in this Section 5.2(g) shall prevent the Company from taking actions necessary or appropriate in connection with the consummation of the “Hamma Water Desalination S.p.A.” transaction as disclosed to Parent in presentations on Friday, November 19, 2004;

(h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law, (ii) increases in compensation or benefits in accordance with the terms of agreements in effect on the date of this Agreement set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been made delivered to Parent by the Company), (iii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iv) taking any such actions in connection with the hiring of employees (other than officers and key employees) in the ordinary course of business consistent with past practice;

(i) make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) make any changes (other than immaterial changes made in the ordinary course of business) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or such changes in practices as may be made in connection with the Company’s efforts to enhance its and its Subsidiaries’ internal controls over financial reporting;

(k) amend the Company Charter Documents or the Subsidiary Documents;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations (i) reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or (ii) in the ordinary course of business consistent with past practice;

(n) settle or compromise any litigation, proceeding or investigation in which the Company or any of its Subsidiaries is a defendant that is material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof) other than the class action lawsuit captioned Deckler v. Ionics, Inc., et. al. Case No. 03-CV-10393, United States District Court for the District of Massachusetts, which may be settled in accordance with that certain Memorandum of Understanding dated as of July 29, 2004; or

(o) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

      SECTION 5.3     No Solicitation by the Company; Etc.

      (a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and the Board of Directors of the Company determines in good faith that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of Massachusetts Law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Massachusetts Law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Company shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

      (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than the later of 48 hours or one business day after receipt, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

      (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of Massachusetts Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under Massachusetts Law and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the three business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the

Termination Fee required pursuant to Section 7.3, but in any event only after the third (or, if applicable, second) business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept (in which event the three business day period shall be reduced to two business days), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such three business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such three (or, if applicable, two) business day period, after taking into account any such adjusted terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

      (d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn) and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

      (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement; provided further, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

      SECTION 5.4     Further Action; Reasonable Best Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party under any Competition Laws, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

      (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party under any Competition Laws challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

      (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

      (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

      (e) The Company shall not take any action that would result in any state takeover statute or similar Law becoming applicable to any of the Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

      (f) The Company has initiated a process to be in compliance with Section 404 of the SOxA and shall continue in good faith its current efforts with respect thereto.

      (g) For purposes hereof, “Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

      SECTION 5.5     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors as permitted by and in accordance with Section 5.3.

      SECTION 5.6     Access to Information; Confidentiality.

      (a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws) and the Procedures Letter, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of the Company’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to provide access to any item that contains confidential information the Company is obligated to any third party to maintain the confidentiality of.

      (b) Except for disclosures permitted by the terms of the Reciprocal Confidentiality Agreement, dated as of July 2, 2004, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and Parent’s Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

      (c) From the date hereof through the eighteen month anniversary of the date of the termination of this Agreement, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, without the Company’s prior written consent, solicit for employment any of the employees of the Company or any of its Subsidiaries in the functional areas set forth on Section 5.6(c) of the Company Disclosure Schedule; provided, however, that the foregoing shall not restrict Parent or any of its Subsidiaries or Affiliates from any general solicitation (including through the use of employment search firms) that is not targeted at such persons.

      (d) As promptly as practicable (and in any event within 30 days) following the date hereof, the Company shall deliver to Parent a list, and true and correct copies, of all partnership and joint venture agreements to which the Company or any of its Subsidiaries is a party.

      (e) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent’s rights under Articles I, VI and VII of this Agreement.

      SECTION 5.7     Notification of Certain Matters.

      (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice. The Company shall give prompt notice to Parent when the Hamma Water Desalination S.p.A. Joint Venture has been entered into, and shall provide Parent with copies of all relevant Contracts and correspondence related thereto.

      (b) The Company shall give prompt notice to Parent if (i) the Company, any of its Subsidiaries or any of their respective directors or officers, or to the Company’s Knowledge, any of their employees, auditors or accountants receives or otherwise obtains knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, reports evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company or (iii) the Company, any of its Subsidiaries, any of their respective Affiliates or, to the knowledge of the Company, any of the Joint Ventures commences any internal investigation or determines to make or makes a voluntary disclosure to any Governmental Authority.

      SECTION 5.8     Indemnification and Insurance.

      (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s criminal conduct, fraud, or responsibility for breach of this Agreement.

      (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

      (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

      SECTION 5.9     Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).

      SECTION 5.10     Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Voting Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except expenses incurred in connection with the filing fee under the HSR Act and any other filing required to be made pursuant to any Competition Laws shall be borne entirely by Parent.

      SECTION 5.11     Employee Benefits.

      (a) For a period of at least one year following the Effective Time (such period of time, the “Protected Period”), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries pay (which shall include rates of base salary or wages and annual bonus opportunities), and benefits which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on the date hereof. For purposes of the preceding sentence, all restricted stock, stock option, stock purchase and similar awards shall be disregarded.

      (b) Employees of the Company and its Subsidiaries as of the Closing shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which current employees of the

Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations.

      (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.

      (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

      SECTION 5.12     Environmental Matters. The Company shall, and shall cause each of its Subsidiaries to, subject to the Procedures Letter:

(a) complete an Environmental Health and Safety (“EHS”) questionnaire provided by Parent with respect to each warehouse facility owned or leased by the Company or its Subsidiaries, and permit Parent and/or Parent’s environmental consultant to conduct a “walk through” of a representative sample of such warehouses to be mutually agreed;

(b) permit Parent and/or its designated environmental consultant to complete a high-level EHS compliance assessment at each manufacturing facility owned or leased by the Company or its Subsidiaries;

(c) permit Parent and/or its designated environmental consultant to complete a high-level compliance assessment at each Joint Venture or build-own-operate facility in which the Company or its Subsidiary owns 50% or more of such Joint Venture or build-own-operate facility;

(d) permit Parent and/or its designated environmental consultant to conduct a “walk through” of each Joint Venture or build-own-operate facility in which the Company or its Subsidiary owns less than 50% of such Joint Venture or build-own-operate facility; and

(e) permit Parent and/or its designated environmental consultant to conduct a “walk through” of a representative sample of facilities (to be mutually agreed) serviced by the Company or its Subsidiary pursuant to a management services agreement.

      SECTION 5.13     Voting Agreement. The Company shall not register the transfer of any Certificate representing any Stockholder Shares (as defined in the Voting Agreement) made or attempted to be made in violation of the Voting Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust. The waiting period (and any extension thereof by the government or by the parties agreeing not to close) applicable to the Merger under the HSR Act shall have expired or shall have been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

      SECTION 6.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualification other than such qualifications set forth in Sections 3.5(a), 3.5(b), 3.5(c), 3.5(e), 3.9 and 3.13(a), the first sentence of Section 3.6 and when used in the definition of, or to modify, the terms Permits and “Material Contract”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date except (i) to the extent such representations and warranties expressly relate to a specified date, in which case representations and warranties shall have been true and correct, subject to the qualification set forth in the following clause (ii), as of such specified date, and (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties made in Section 3.2(a) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties made in Section 3.2(a) expressly relate to an earlier date, in which case as of such earlier date;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, or (iii) result in a Governmental Investigation or in Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates;

(f) Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 13.02 of the MBCA by the stockholders of the Company with respect to more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time; and

(g) Sarbanes-Oxley Certifications. With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide the necessary certifications (i) as and in the form required under Section 302 of SOxA and (ii) as required under Section 906 of SOxA and in the form previously filed by the Company.

      SECTION 6.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

      SECTION 6.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

TERMINATION

      SECTION 7.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before August 1, 2005 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company by the Outside Date through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(e) shall be in effect and shall have become final and nonappealable;

(iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal or (C) shall not have rejected any bona fide written or publicly announced offer for a Takeover Proposal within ten (10) days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer); or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Outside Date through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i); or

(ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

      SECTION 7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Sections 3.19 and 4.7, the last sentence of Section 5.6(a), Sections 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein.

      SECTION 7.3     Termination Fee.

      (a) In the event that (A)(x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), (y) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than

Parent and its Subsidiaries, Affiliates and Representatives (on behalf of Parent), shall have made a Takeover Proposal or shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (z) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $33,000,000 in cash (the “Termination Fee”).

      (b) Any payment required to be made pursuant to clause (A) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to Section 7.1(c)(iii); and any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1 (d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

      (c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.1     Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.19, 4.7, 5.6(b), 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

      SECTION 8.2     Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

      SECTION 8.3     Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      SECTION 8.4     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

      SECTION 8.5     Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

      SECTION 8.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Procedures Letter and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 8.7     Governing Law; Waiver of Jury Trial.

      (a) This Agreement and the Procedures Letter shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except to the extent the MBCA is applicable hereto.

      (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

      SECTION 8.8     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

      It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the City of New York or, if jurisdiction in the federal courts is not available, in any New York state court sitting in the City of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 8.9     Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in any federal or, if jurisdiction in the federal courts is not available, state court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

      SECTION 8.10     Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

      If to Parent or Merger Sub, to:

GE Infrastructure
187 Danbury Road
Wilton, CT 06897
Attention: General Counsel
Facsimile: (203) 761-1924

      with copies (which shall not constitute notice) to:

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431
Attention: Senior Counsel, Transactions
Facsimile: (203) 373-3008

      and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff, Esq.
Facsimile: (212) 310-8007

      If to the Company, to:

Ionics, Incorporated
65 Grove Street
Watertown, MA 02472
Attention: Chief Executive Officer
Facsimile: (617) 926-3760

      with copies (which shall not constitute notice) to:

Ionics, Incorporated
65 Grove Street
Watertown, MA 02472
Attention: General Counsel
Facsimile: (617) 926-3760

      and

Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
Attention: Mark H. Burnett, Esq.
Kathy A. Fields, Esq.
Facsimile: (617) 248-7100

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 8.11     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      SECTION 8.12     Definitions.

      (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

      “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

      “BOO/MSA” shall mean a build-own-operate or operation and maintenance agreement.

      “business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      “Company Stock Plans” shall mean the following plans of the Company: (i) the Amended and Restated 1997 Stock Incentive Plan; (ii) the 2003 Non-Employee Directors Stock Option Plan; (iii) the 1986 Stock Option Plan for Non-Employee Directors; and (iv) the 1979 Stock Option Plan.

      “Designated BOO/MSA” shall mean a BOO/ MSA where the aggregate amount of revenue expected to be received from such BOO/ MSA under the remaining life of the Contract exceeds $10 million.

      “GAAP” shall mean generally accepted accounting principles in the United States.

      “Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization, or (v) any official of any of the foregoing.

      “Governmental Damages” shall mean (i) any penalties or fines paid or payable to a Governmental Authority, or (ii) any restitution paid or payable to a third party, in the case of each of clauses (i) and (ii), resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages.

      “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Intellectual Property” of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software.

      “Intellectual Property License” shall mean any grant to a Person of any right to use any Intellectual Property.

      “Joint Ventures” shall mean the joint ventures formed pursuant to the Contracts listed on Schedule 3.13(a) under the heading “Joint Venture Agreements” plus Hamma Water Desalination S.p.A.

      “Knowledge” shall mean, (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Douglas Brown, Edward Cichon, Anthony DiPaola, J. Kevin Duffy, Lyman B. Dickerson, John Curtis, Daniel Kuzmak, Stephen Korn, Kenneth Schmidt, Ark Pang, Gary Podrabsky, Theodore Papastavros and Roger Taylor. Notwithstanding the foregoing, with respect to Joint Ventures, the Company’s Knowledge shall mean the actual knowledge of the individuals listed in clause (ii) above.

      “Options” shall mean options representing the right to acquire shares of Company Common Stock.

      “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

      “Procedures Letter” shall mean the letter, dated the date hereof, from Parent to the Company.

      “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise,

(iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

      “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. Notwithstanding the foregoing, for all purposes hereunder the definition of Subsidiary with respect to the Company shall specifically exclude the Desalination Company of Trinidad and Tobago Limited (except, with respect to references to the Company’s consolidated financial statements as of times, and for periods, ending, after January 1, 2004, to the extent its operations, assets, liabilities and minority interests have been consolidated in the Company’s financial statements since January 1, 2004).

      “Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

      “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby.

      The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	A-5
Articles of Merger	A-5
Balance Sheet Date	A-13
Bankruptcy and Equity Exception	A-11
Certificate	A-6
Closing	A-5
Closing Date	A-5
COBRA	A-18
Company	A-5
Company Acquisition Agreement	A-30
Company Board Recommendation	A-11
Company Charter Documents	A-10
Company Common Stock	A-6
Company Disclosure Schedule	A-9
Company Material Adverse Effect	A-9
Company Plans	A-16
Company Rights Agreement	A-24
Company SEC Documents	A-12
Company Stockholder Approval	A-12
Company Stockholders Meeting	A-26
Competition Laws	A-33
Confidentiality Agreement	A-33
Contract	A-11
Credit Agreement	A-10
D&O Insurance	A-35
DOJ	A-32
Effective Time	A-5
EHS	A-36
Employees	A-16
Engagement Letters	A-24
Environmental Permits	A-19
ERISA	A-16
ERISA Affiliates	A-17
Exchange Act	A-12
Export Control Requirements	A-14
Fairness Opinions	A-23
FCPA	A-14
Filed Company SEC Documents	A-13
Financial Control Weakness	A-13
Foreign Antitrust Laws	A-12
FTC	A-32
Improper Payment Laws	A-14
Indemnitees	A-34
Intellectual Property Rights	A-22
Joint Venture Agreements	A-21
Laws	A-14
Liens	A-10
Loss Contract	A-21
Material Contract	A-21
MBCA	A-5
Merger	A-5
Merger Consideration	A-6
Merger Sub	A-5
Multiemployer Plan	A-16
Notice	A-31
Outside Date	A-38
Parent	A-5
Parent Material Adverse Effect	A-25
Paying Agent	A-6
Payment Fund	A-7
PBGC	A-18
Permits	A-15
Policies	A-23
Protection Period	A-35
Proxy Statement	A-12
Representatives	A-29
Restraints	A-37
SEC	A-12
Securities Act	A-10
SOxA	A-13
Subsidiary Documents	A-10
Superior Proposal	A-31
Surviving Corporation	A-5
Takeover Proposal	A-31
Tax Returns	A-16
Taxes	A-16
Terminating Company Breach	A-39
Terminating Parent Breach	A-39
Termination Fee	A-40
Voting Agreement	A-5
WARN	A-19

      SECTION 8.13     Interpretation.

      (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

      (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ WILLIAM A. WOODBURN

Name: William A. Woodburn

Title:	President and CEO, GE Infrastructure

IONICS, INCORPORATED

By:	/s/ DOUGLAS R. BROWN

Name: Douglas R. Brown

Title:	Chief Executive Officer

TRITON ACQUISITION CORP.

By:	/s/ DEREK FENG

Name: Derek Feng

Title:	Vice President

ANNEX B-1

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

November 24, 2004

Board of Directors

Ionics, Incorporated
65 Grove Street
Watertown, MA 02472

Madame and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Ionics, Incorporated (the “Company”) of the $44.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of November 24, 2004 (the “Agreement”), among General Electric Company (“GE”), Triton Acquisition Corp., a wholly-owned subsidiary of GE, and the Company.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other services to the Company from time to time, including having acted as financial advisor to the Company in connection with its acquisition of Ecolochem, Inc. and its affiliates in February 2004. We have provided certain investment banking and other services to GE and its affiliates from time to time, including having acted as agent in connection with GE’s medium term note program; having acted as financial advisor to GE in connection with its acquisition of Kretztechnik AG in October 2001, its acquisition of Interlogix, Inc. in February 2002, its acquisition of Telemundo Communications Group, Inc. in April 2002, its acquisition of Bravo in December 2002, its acquisition of Instrumentarium Corporation in October 2003, its acquisition of Amersham plc in April 2004 and its acquisition of ChevronTexaco Worldwide Gasification Technology Inc. in June 2004; having acted as joint lead manager of the initial public offering of common stock of Genworth Financial, Inc., a subsidiary of GE, and related financings in May 2004; having acted as joint bookrunning manager of an offering of GE’s common stock in May 2004; having acted as financial advisor to GE Capital Corporation in connection with its acquisition of Mellon U.S. Leasing and Mellon Leasing-Manufacturer and Dealer Services in June 2001, its acquisition of Franchise Finance Corporation of America in August 2001 and its sale of Financial Guarantee Insurance Company in December 2003; and having acted as underwriter in connection with a number of other financing transactions for GE and its affiliates. We also are providing and may provide investment banking services to GE and its affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, GE and their respective affiliates, may actively trade the debt and equity securities (or related derivative

B-1-1

securities) of the Company, GE and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $44.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

B-1-2

ANNEX B-2

[Letterhead of UBS Securities LLC]

November 24, 2004

The Board of Directors

Ionics, Incorporated
65 Grove Street
Watertown, MA 02472

Dear Members of the Board:

      We understand that Ionics, Incorporated, a Massachusetts corporation (the “Company”), is considering a transaction whereby Triton Acquisition Corp., a Massachusetts corporation (“Merger Sub”) and a wholly owned subsidiary of General Electric Company, a New York corporation (“Parent”), will be merged with and into the Company (the “Merger”). Pursuant to the terms of the Agreement and Plan of Merger dated as of November 24, 2004 (the “Merger Agreement”), among Parent, Merger Sub and the Company, each issued and outstanding share of common stock, par value $1.00 per share (the “Shares”), of the Company will be converted into the right to receive $44.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have requested our opinion as to the fairness from a financial point of view to the holders of the Shares of the Consideration to be received by such holders in the Merger.

      UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services which is contingent upon consummation of the Merger. In the past, UBS and its predecessors and affiliates have provided investment banking services to the Company and Parent and received customary compensation for the rendering of such services. UBS and its affiliates currently are lead arranger, administrative agent, collateral agent and swingline lender under the Company’s credit facility, dated February 13, 2004, and UBS entered into an interest rate swap transaction with the Company in March 2004. UBS and its predecessors and affiliates acted as joint and sole book-running manager, co-manager and agent for various securities offerings of Parent and GE Capital Corporation, a subsidiary of Parent, in the past two years; as senior co-manager for the initial public offering of common stock of Genworth Financial, Inc., a subsidiary of Parent, in May 2004; as senior co-manager for the public offering of convertible notes of Genworth Financial, Inc. in May 2004; as financial advisor to Parent in connection with the sale of Garrett Aviation Services to the Carlyle Group in July 2004; and currently provide extensions of credit to Parent and its affiliates in connection with certain credit facilities. In the ordinary course of business, UBS, its successors and affiliates have traded, and may in the future trade, securities of the Company or Parent and their respective affiliates for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Merger, nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. We have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement or related documents and the obligations thereunder, or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that Parent, Merger Sub and the Company will comply with all the material terms of the Merger Agreement. We have not been authorized to solicit, and have not solicited, indications of interest in a business combination with the Company from any party.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the Company; (ii) reviewed current

B-2-1

and historical market prices and trading volumes of the Shares; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available; (iv) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

      In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ UBS SECURITIES LLC

B-2-2

ANNEX C

VOTING AGREEMENT

      This VOTING AGREEMENT (this “Agreement”), dated as of November 24, 2004, by and among General Electric Company, a New York corporation (“Parent”), and the Stockholders listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

      WHEREAS, concurrently with the execution of this Agreement, Ionics, Incorporated, a Massachusetts corporation (the “Company”), Parent and Triton Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement);

      WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of common stock, $1.00 par value, of the Company set forth opposite such Stockholder’s name on Schedule A hereto (such shares, together with any other shares of Company Common Stock acquired by such Stockholder after the date hereof, being collectively referred to herein as the “Stockholder Shares”); and

      WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholders enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Agreements of Stockholders.

      (a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Stockholder shall vote all Stockholder Shares owned by such Stockholder (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal and (iv) against any agreement, amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by each Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

      (b) Grant of Limited Irrevocable Proxy; Appointment of Attorney-in-Fact.

(i) In furtherance of each Stockholder’s agreement in Section 1(a) above, but subject to Section 1(b)(ii) below, such Stockholder hereby appoints Parent and Parent’s designees, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all Stockholder Shares owned by such Stockholder (at any meeting of stockholders of the Company however called or any adjournment thereof), or to execute one or more written consents in respect of such Stockholder Shares, for the following limited, and for no other, purposes (A) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (B) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (C) against any Takeover Proposal and (D) against any agreement, amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.

(ii) Such proxy granted pursuant to Section 1(b)(i) above shall (A) be valid and irrevocable until the termination of this Agreement in accordance with Section 4 hereof and (B) automatically terminate upon the termination of this Agreement in accordance with Section 4 hereof. Each Stockholder represents that any and all other proxies heretofore given in respect of Stockholder Shares owned by such Stockholder are revocable, and that such other proxies have been revoked.

(iii) Each Stockholder affirms that the proxy granted pursuant to Section 1(b)(i) above is: (A) given (x) in connection with the execution of the Merger Agreement and (y) to secure the performance of such Stockholder’s duties under this Agreement, (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (C) intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 7.22 of the MBCA.

      (c) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, such Stockholder shall not (i) other than pursuant to the Merger, sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the Transfer of, any Stockholder Shares owned by such Stockholder (or any interest therein), (ii) deposit any Stockholder Shares owned by such Stockholder into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares, (iii) commit to do any of the foregoing or (iv) take any action that would make any representation or warranty of such Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Stockholder from performing any of its obligations under this Agreement; provided, that nothing contained herein shall limit the ability of a Stockholder to Transfer any Stockholder Shares owned by such Stockholder to a charitable trust or foundation so long as, prior to such Transfer, the transferee enters into a joinder agreement in form and substance reasonably satisfactory to Parent pursuant to which such transferee and the transferred Stockholder Shares remain subject to the terms and conditions of this Agreement. In furtherance of the foregoing, such Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

      (d) Legending of Stockholder Shares. If so requested by Parent, at Parent’s sole cost, each Stockholder agrees that the certificates representing Stockholder Shares owned by such Stockholder shall bear a legend stating that such Stockholder Shares are subject to this Agreement and to an irrevocable proxy.

      (e) No Solicitation. Each Stockholder shall, and shall cause its affiliates and its and its affiliates’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Stockholder Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal. From the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall not, and shall cause its Stockholder Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. In addition, from the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly advise Parent, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, such Stockholder in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and such Stockholder shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. As used in this paragraph, “affiliates” of a Stockholder shall not include the Company.

      (f) Certain Actions. Until the earlier of (i) the termination of the Merger Agreement pursuant to its terms and (ii) the Effective Time, each Stockholder shall at the request of Parent and without further consideration, execute and deliver such additional documents, make such filings and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated by this Agreement. No Stockholder shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or any of the Transactions without the prior written consent of Parent, except as may be required by any Law, judgment, writ or injunction of any Governmental Authority applicable to such Stockholder.

      (g) Approval of Board Action; Appraisal Rights. Each Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement, the Transactions and this Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 13.02 of the MBCA or other applicable Law in connection with the Merger.

      2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent, severally and not jointly, as follows:

      (a) Authority. Each Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of such Stockholder and no further action on the part of such Stockholder is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. Such Stockholder does not require the consent of any of its beneficiaries to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

      (b) Consents and Approvals; No Violations. Except for filings under the Exchange Act, to such Stockholder’s knowledge, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the consummation by such Stockholder of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will, (A) conflict with or violate any provision of the trust agreement of such Stockholder or (B) assuming that the authorizations, consents, approvals and filings referred to in the preceding sentence are obtained and made, (x) violate any judgment or injunction of any Governmental Authority applicable to such Stockholder or any of its properties or assets or, to such

Stockholder’s knowledge, Law, or (y) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or result in the creation of any Lien upon any of the properties or assets of, such Stockholder under, any of the terms, conditions or provisions of the trust agreement pursuant to which such Stockholder was organized or any other agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

      (c) Ownership of Shares. Such Stockholder owns, beneficially and of record, all of the Stockholder Shares set forth opposite such Stockholder’s name on Schedule A hereto. Such Stockholder owns all of its Stockholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than (i) the Stockholders Agreement dated as of February 13, 2004 among the Company and the Stockholders party thereto and (ii) proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, such Stockholder has sole voting power and sole power of disposition with respect to all of its Stockholder Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of its Stockholder Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any securities of the Company other than the number of Shares which constitute Stockholder Shares.

      (d) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of such Stockholder.

      3. Representations and Warranties of Parent and Merger Sub. Parent hereby represents and warrants to the Stockholders as follows:

      (a) Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

      (b) Authority; Noncontravention. (1) Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. (2) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or (ii) assuming that the authorizations, consents and approvals referred to in Section 3(c) are obtained and the filings referred to in Section 3(c) are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent to consummate the transactions contemplated hereby).

      (c) Governmental Approvals. Except for filings required under the Exchange Act, no filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      4. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4, Section 6 and paragraphs (c) and (d) of Section 2 hereof shall survive any termination of this Agreement.

      5. Escrow Agreement. Parent hereby agrees that, immediately following the Effective Time and solely for purposes of the Escrow Agreement dated as of February 13, 2004 (the “Escrow Agreement”) among the Company, the other entities and persons listed on Annex A thereto and the Escrow Agent thereunder, Parent shall cause the Company to approve an amendment to the Escrow Agreement so that the “Cut-Off Time” referred to in Section 2(a)(x) of the Escrow Agreement shall be the Effective Time. Nothing in this Section 6 shall affect in any way the rights to indemnification of the Buyer Indemnified Parties under the Purchase Agreement (each as defined in the Escrow Agreement).

      6. Miscellaneous.

      (a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder in its capacity as an owner of Stockholder Shares and that nothing in this Agreement shall in any way restrict or limit any trustee or other representative of a Stockholder that also is a director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him to comply with his fiduciary duties as a director or officer of the Company, including, without limitation, participating in his capacity as a director of the Company in any discussions, negotiations or votes in accordance with Section 5.3 of the Merger Agreement.

      (b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

      (c) Additional Shares. Until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly notify Parent of the number of shares of Company Common Stock, if any, as to which such Stockholder acquires record or beneficial ownership after the date hereof. Any shares of Company Common Stock as to which each Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Stockholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of shares of Company Common Stock constituting Stockholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to a Stockholder in connection therewith.

      (d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

      (e) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

      (f) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

      (g) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      (h) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      (i) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

      (j) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      (k) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent, to:

GE Infrastructure
187 Danbury Road
Wilton, CT 06987
Attention: General Counsel
Facsimile: (203) 761-1924

      with a copy (which shall not constitute notice) to:

General Electric Company
3135 Easton Turnpike
Attention: Vice President and Senior Counsel, Transactions
Facsimile: (203) 373-3008

      and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff, Esq.
Facsimile: (212) 310-8007

      if to a Stockholder, to:

Frederick T. Stant, III
Williams, Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, VA 23462
Facsimile: (757) 473-0395

      with a copy (which shall not constitute notice) to:

Williams, Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, VA 23462
Attention: Frederick T. Stant, III
Facsimile: (757) 473-0395

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      (l) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

      (m) GOVERNING LAW; ENFORCEMENT; JURISDICTION; WAIVER OF JURY TRIAL.

(i) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

(ii) ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL OR STATE COURT SITTING IN THE CITY OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND, IN THE CASE OF APPEALS, APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. THE CONSENTS TO JURISDICTION SET FORTH IN THIS PARAGRAPH SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF NEW YORK AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(iv) THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

[Signature Page Follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ WILLIAM A. WOODBURN

Name: William A. Woodburn

Title:	President and CEO GE Infrastructure

STOCKHOLDERS:

THE LYMAN B. DICKERSON QUALIFIED GRANTOR
RETAINED ANNUITY TRUST #1

By:	/s/ LYMAN B. DICKERSON

Lyman B. Dickerson,
Trustee

THE DOUGLAS G. DICKERSON REVOCABLE TRUST UA DATED JUNE 22, 1988

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

THE LYMAN DICKERSON IRREVOCABLE TRUST, FBO PRESTON G. DICKERSON

By:	/s/ LYMAN B. DICKERSON

Lyman B. Dickerson,
Trustee

By:	/s/ CHARLES C. KLINE

Charles C. Kline,
Independent Trustee

THE LYMAN DICKERSON IRREVOCABLE TRUST, FBO LILY J. DICKERSON

By:	/s/ LYMAN B. DICKERSON

Lyman B. Dickerson,
Trustee

By:	/s/ CHARLES C. KLINE

Charles C. Kline,
Independent Trustee

THE DOUGLAS G. DICKERSON QUALIFIED GRANTOR RETAINED ANNUITY TRUST #1

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

THE DOUGLAS G. DICKERSON QUALIFIED GRANTOR RETAINED ANNUITY TRUST #2

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

THE DOUGLAS G. DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O MEREDITH D. WALTHALL

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

THE DOUGLAS G. DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O PAIGE L. DICKERSON

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

THE DOUGLAS G. DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O DOUGLAS G. DICKERSON, II

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

THE RICHARD DICKERSON REVOCABLE TRUST UA DATED 03/05/1993

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

THE RICHARD DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O COURTNEY B. DICKERSON

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

THE RICHARD DICKERSON IRREVOCABLE TRUST NO 3 F/ B/ O ANDREW G. DICKERSON

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

THE RICHARD DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O RYAN C. DICKERSON

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

THE RICHARD DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O KIMBERLY D. NIKKI

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

THE RICHARD DICKERSON IRREVOCABLE TRUST NO. 3 F/ B/ O RICHARD C. DICKERSON, JR.

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

THE LYMAN B. DICKERSON REVOCABLE TRUST DATED SEPTEMBER 9, 1996

By:	/s/ LYMAN B. DICKERSON

Lyman B. Dickerson,
Trustee

THE LYMAN DICKERSON IRREVOCABLE TRUST, DATED JULY 1, 1991

By:	/s/ LYMAN B. DICKERSON

Lyman B. Dickerson,
Trustee

By:	/s/ CHARLES C. KLINE

Charles C. Kline,
Independent Trustee

THE RICHARD DICKERSON IRREVOCABLE TRUST NO. 3, DATED JULY 1, 1991

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Co-Trustee

By:	/s/ MARGUERITE W. DICKERSON

Marguerite W. Dickerson,
Co-Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

THE DOUGLAS DICKERSON IRREVOCABLE TRUST NO. 3, DATED JULY 1, 1991

By:	/s/ DOUGLAS G. DICKERSON

Douglas G. Dickerson,
Trustee

By:	/s/ FREDERICK T. STANT, III

Frederick T. Stant, III,
Independent Trustee

SCHEDULE A

Number of Shares of
Common Stock
Name of Shareholder	Owned of Record

The Lyman B Dickerson Revocable Trust dated September 9, 1996	216,324
Lyman B. Dickerson TR Lyman B Dickerson Qualified Grantor Retained Annuity Trust #1	1,946,926
The Lyman Dickerson Irrevocable Trust dated July 1, 1991	28,958
Lyman B. Dickerson & Charles C. Kline TR, Lyman Dickerson Irrevocable Trust FBO Preston G. Dickerson	130,311
Lyman B. Dickerson & Charles C. Kline TR, Lyman Dickerson Irrevocable Trust FBO Lily J. Dickerson	130,311
Douglas G Dickerson Tr Douglas G Dickerson Rev Trust UA 06/22/1988	183,163
Douglas G. Dickerson TR Douglas G Dickerson Qualified Grantor Retained Annuity Trust #1	338,324
Douglas G. Dickerson TR Douglas G Dickerson Qualified Grantor Retained Annuity Trust #2	338,324
The Douglas Dickerson Irrevocable Trust No. 3 dated July 1, 1991	14,479
The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Meredith D. Walthall	33,539
The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Paige L. Dickerson	33,539
The Douglas Dickerson Irrevocable Trust No. 3 f/b/o Douglas G Dickerson, II	33,539
Douglas G Dickerson TR & Marguerite W Dickerson TR Richard Dickerson Rev Trust UA 03/05/1993	859,811
The Richard Dickerson Irrevocable Trust No. 3 dated July 1, 1991	14,479
The Richard Dickerson Irrevocable Trust No. 3 f/b/o Courtney B. Dickerson	20,124
The Richard Dickerson Irrevocable Trust No. 3 f/b/o Andrew G. Dickerson	20,124
The Richard Dickerson Irrevocable Trust No. 3 f/b/o Ryan C. Dickerson	20,124
The Richard Dickerson Irrevocable Trust No. 3 f/b/o Kimberly D. Nikki	20,124
The Richard Dickerson Irrevocable Trust No. 3 f/b/o Richard C. Dickerson, Jr.	20,123

ANNEX D

MASSACHUSETTS BUSINESS CORPORATION ACT

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

      SECTION 13.01.     Definitions. — In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      “Shareholder”, the record shareholder or the beneficial shareholder.

      SECTION 13.02.     Right to Appraisal. — (a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

      (b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

      (c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

      (d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

      (e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      SECTION 13.03.     Assertion of Rights by Nominees and Beneficial Owners. — (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

      (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

      SECTION 13.20.     Notice of Appraisal Rights. — (a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

      (b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

      SECTION 13.21.     Notice of Intent to Demand Payment. — (a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

      SECTION 13.22.     Appraisal Notice and Form. — (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

      (b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

      (3) be accompanied by a copy of this chapter.

      SECTION 13.23.     Perfection of Rights; Right to Withdraw. — (a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

      (b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

      (c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

      SECTION 13.24.     Payment. — (a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

      (b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

      SECTION 13.25.     After-Acquired Shares. — (a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

      (b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

      (c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

      (d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

      SECTION 13.26.     Procedure if Shareholder Dissatisfied with Payment or Offer. — (a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

      (b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

      SECTION 13.30.     Court Action. — (a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

      (b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

      (c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

      SECTION 13.31.     Court Costs and Counsel Fees. — (a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

      (d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

IONICS, INCORPORATED

65 Grove Street, Watertown, Massachusetts 02472

Proxy for Special Meeting to be held _________, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE IONICS BOARD OF DIRECTORS

The undersigned hereby appoints DOUGLAS R. BROWN and STEPHEN KORN, and each of them, as Proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated below, all the shares of common stock of Ionics, Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Special Meeting of Stockholders to be held on   , 2005 or at any adjournment thereof.

This proxy, when property executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 with discretionary authority to vote upon such other matters as may properly come before the meeting.

If you wish to vote in accordance with the Board of Directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of Ionics, Incorporated. Joint owner should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			FOR	AGAINST	ABSTAIN
	1.	To approve the Agreement and Plan of Merger, dated as of November 24, 2004, among General Electric Company, Triton Acquisition Corp., an indirect wholly-owned subsidiary of General Electric Company, and Ionics.	☐	☐	☐

	2.	To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.	☐	☐	☐

	3.	To consider and act upon such other matters as may properly come before the meeting.	☐	☐	☐

	Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

Please be sure to sign and date this Proxy.

Stockholder		Co-owner
sign here: ______ Date: _____		sign here: ________________ Date:_________